UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Diamond Offshore Drilling, Inc.

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DIAMOND OFFSHORE DRILLING, INC.

15415 Katy Freeway

Houston, Texas 77094

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 17, 2016

To our Stockholders:

The 2016 annual meeting of stockholders of Diamond Offshore Drilling, Inc. will be held at the offices of Loews Corporation, 667 Madison Avenue, New York, New York 10065 on Tuesday, May 17, 2016, at 8:30 a.m. local time for the following purposes:

(1)	To elect 11 directors, each to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;

(2)	To ratify the appointment of Deloitte & Touche LLP as the independent auditors for our company and its subsidiaries for fiscal year 2016;

(3)	To hold an advisory vote on executive compensation; and

(4)	To transact such other business as may properly come before the annual meeting or any adjournments thereof.

Our stockholders of record at the close of business on March 24, 2016 are entitled to notice of, and to vote at, the annual meeting and any adjournments of the annual meeting. Stockholders who execute proxies solicited by our Board of Directors retain the right to revoke them at any time. Unless you revoke your proxy, your shares of common stock represented by your proxy will be voted at the annual meeting in accordance with the directions given in your proxy. If you do not specify a choice on your proxy, the proxy will be voted for the nominees for director named in the attached proxy statement, for the ratification of the appointment of Deloitte & Touche LLP as our independent auditors and for the resolution approving executive compensation. The list of our stockholders may be examined at our executive offices at 15415 Katy Freeway, Suite 100, Houston, Texas 77094.

Additional information regarding the annual meeting is included in the attached proxy statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE AS PROMPTLY AS POSSIBLE BY USING THE INTERNET OR TELEPHONE, OR IF YOU RECEIVED A PAPER COPY OF THE PROXY MATERIALS, BY SIGNING, DATING AND RETURNING THE PROXY CARD INCLUDED THEREWITH. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND PREFER TO VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors

Sincerely,

David L. Roland
Senior Vice President, General Counsel and Secretary

March 31, 2016

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on May 17, 2016.

Our proxy statement, proxy card and 2015 annual report to stockholders are available at:

www.diamondoffshore.com/proxy

DIAMOND OFFSHORE DRILLING, INC.

15415 KATY FREEWAY

HOUSTON, TEXAS 77094

PROXY STATEMENT

For the 2016 Annual Meeting of Stockholders

to be held on May 17, 2016

ABOUT THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors of Diamond Offshore Drilling, Inc., a Delaware corporation (which we refer to in this proxy statement as “we,” “our,” “us,” “our company” or “the company”), is providing you these proxy materials in connection with the Board’s solicitation of proxies from our stockholders for our 2016 annual meeting of our stockholders (which we refer to as the Annual Meeting) and any adjournments and postponements of the Annual Meeting. The Annual Meeting will be held at the offices of Loews Corporation, 667 Madison Avenue, New York, New York 10065 on Tuesday, May 17, 2016 at 8:30 a.m. local time. On or about April 7, 2016, we expect to begin mailing to our stockholders proxy materials or an Important Notice Regarding the Availability of Proxy Materials (which we refer to as a Notice), containing instructions describing how to access our proxy materials, including this proxy statement and our Annual Report, by the Internet or by telephone and how to vote shares. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials unless you specifically request it. Whether or not you plan to attend the Annual Meeting, you may submit a proxy to vote your shares by the Internet, telephone or mail as more fully described below.

What is the purpose of the Annual Meeting?

At the Annual Meeting, you and our other stockholders entitled to vote at the Annual Meeting are requested to vote on proposals to elect 11 members of our Board of Directors to serve until our 2017 annual meeting of stockholders, to ratify the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2016 and to approve executive compensation by advisory vote.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our common stock at the close of business on March 24, 2016, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held. Shares of our common stock represented by a properly submitted proxy will be voted at the Annual Meeting. On the record date, 137,169,663 shares of our common stock, which is our only outstanding class of voting securities, were outstanding and entitled to vote.

Who can attend the Annual Meeting?

Only stockholders of record as of the close of business on March 24, 2016 and their accompanied guests, or the holders of their valid proxies, may attend the Annual Meeting. Each person attending the Annual Meeting will be asked to present valid government-issued picture identification, such as a driver’s license or a passport, before being admitted to the meeting. In addition, stockholders who hold their shares through a broker or nominee (i.e., in “street name”) should provide proof of their beneficial ownership as of March 24, 2016, such as a brokerage statement showing their ownership of shares as of that date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting and attendees will be subject to security inspections.

What constitutes a quorum?

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting.

What vote is required to approve each item to be voted on at the Annual Meeting?

Election of Directors. Our Bylaws provide that a nominee for director in an uncontested election such as this one will be elected to the Board if all votes cast for that nominee’s election exceed the votes cast against his or her election. Shares that are voted to abstain with respect to any one or more nominees and broker non-votes will not be counted and will have no effect on the outcome of the voting for directors. Under our Bylaws, any incumbent director nominee who does not receive a majority of the votes cast for election shall tender his or her resignation. For a more complete explanation of this requirement and process, please see “Election of Directors—Majority Vote Standard for Election of Directors” below.

Votes Required to Adopt Other Proposals. The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for approval of all other items being submitted to stockholders for consideration. Abstentions will be considered present at the meeting for purposes of calculating the vote, but will not be considered to have been voted in favor of the matter voted upon, and since they are not affirmative votes for a proposal they will have the same effect as votes against the proposal. Broker non-votes will not be considered present for purposes of calculating the vote.

How does the Board recommend that I vote?

Our Board of Directors recommends that you vote as follows:

•	FOR each of the nominees for director named in this proxy statement;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2016; and

•	FOR the resolution approving executive compensation.

How do I vote?

You may vote in person at the Annual Meeting or you may give us your proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. As described below, you can change your vote at the Annual Meeting. You can vote by proxy over the telephone by calling a toll-free number, electronically by using the Internet or through the mail as described below. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions set forth on the proxy card. If you are a holder of record and received your proxy statement and Annual Report by mail, you can vote by signing, dating and completing the enclosed proxy card and returning it by mail in the enclosed postpaid envelope. If you received a Notice and wish to vote by traditional proxy card, you may receive a full printed set of the proxy materials for the Annual Meeting at no charge through one of the following methods: (i) by the Internet at www.proxyvote.com; (ii) by telephone at 1-800-579-1639; or (iii) by e-mail at sendmaterial@proxyvote.com. Once you receive the proxy statement, Annual Report and proxy card, please sign, date and complete the proxy card and return it in the enclosed postpaid envelope. No postage is necessary if the proxy card is mailed in the United States. If you hold your shares through a bank, broker or other nominee, it will give you separate instructions for voting your shares.

Can I change my vote after I return my proxy card?

Yes. Your proxy may be revoked at any time before its exercise by sending written notice of revocation to David L. Roland, Corporate Secretary, Diamond Offshore, 15415 Katy Freeway, Suite 100, Houston, Texas 77094, or by signing and delivering a proxy that is dated later, or, if you attend the Annual Meeting in person, by giving notice of revocation to the Inspectors of Election referred to below at the Annual Meeting.

How will votes be recorded?

Votes will be tabulated by Broadridge Financial Solutions, Inc., and the results will be certified by one or more Inspectors of Election, who are required to resolve impartially any interpretive questions as to the conduct of the vote. In tabulating votes, the Inspectors of Election will make a record of the number of shares voted for or against each nominee and each other matter voted upon, the number of shares abstaining with respect to each nominee or other matter, and the number of shares held of record by broker-dealers and present at the Annual Meeting but not voting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and to publish the final results in a current report on Form 8-K following the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows certain information as of March 24, 2016 (unless otherwise indicated) as to all persons who, to our knowledge, were the beneficial owners of 5% or more of the outstanding shares of our common stock, which is our only outstanding class of voting securities. All shares reported were owned beneficially by the persons indicated unless otherwise indicated below.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Loews Corporation	73,119,047	(1)	53.3%
	667 Madison Avenue
	New York, NY 10065-8087

(1)	Loews Corporation has sole investment power and sole voting power over the shares.

Loews Corporation is a holding company. In addition to us, its principal subsidiaries are CNA Financial Corporation, a 90%-owned subsidiary engaged in commercial property and casualty insurance; Boardwalk Pipeline Partners, LP, a 51%-owned subsidiary engaged in the transportation and storage of natural gas and natural gas liquids and gathering and processing of natural gas; and Loews Hotels Holding Corporation, a wholly-owned subsidiary engaged in the operation of a chain of hotels.

Because Loews Corporation holds a majority of the outstanding shares of our common stock, Loews has the power to approve matters submitted for consideration at the Annual Meeting without regard to the votes of the other stockholders. We understand that Loews intends to vote for the election of the 11 nominees for the Board of Directors, for the ratification of the appointment of Deloitte & Touche LLP as our independent auditors and for the resolution approving executive compensation. There are no agreements between us and Loews with respect to the election of our directors or officers or with respect to the other matters that may come before the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the amount and nature of beneficial ownership of our common stock and of the common stock of Loews (which we refer to as Loews Common Stock) beneficially owned by each of our directors and nominees for director, each of our executive officers named in the 2015 Summary Compensation Table below, and all of our directors and executive officers as a group, as of March 1, 2016. All of our directors and executive officers individually and as a group own less than 1% of our common stock. Except as otherwise noted, the named beneficial owner has sole voting power and sole investment power with respect to the number(s) of shares shown below. The number of shares included with respect to stock appreciation rights (SARs) granted under our Equity Incentive Compensation Plan (which we refer to as our Equity Plan) is the number of shares of our common stock each person would have received had they exercised their SARs, based on the fair market value per share ($20.31) of our common stock, determined in accordance with the terms of our Equity Plan, on March 1, 2016.

Name of Beneficial Owner	Shares of Our Common Stock	Shares of Loews Common Stock	% of Loews Common Stock
James S. Tisch (1)	6,016	16,378,184	4.8%
Marc Edwards (2)	10,807	0	*
John R. Bolton (3)	989	0	*
Charles L. Fabrikant (4)	5,135	1,200	*
Paul G. Gaffney II (5)	8,635	0	*
Edward Grebow (3)	7,135	1,500	*
Herbert C. Hofmann (3)	135	0	*
Kenneth I. Siegel (6)	135	188,996	*
Clifford M. Sobel (3)	135	0	*
Andrew H. Tisch (7)	135	15,183,088	4.5%
Raymond S. Troubh (8)	7,635	30,000	*
Lyndol L. Dew	0	0	*
Gary T. Krenek (9)	1,000	0	*
David L. Roland (10)	442	0	*
Ronald Woll	0	0	*
All Directors and Executive Officers as a Group (16 persons, including those listed above)	48,334	31,782,968	9.4%

*	Less than 1% of the Loews Common Stock.

(1)

The number of shares of our common stock includes 1,016 shares of common stock issuable upon the exercise of SARs granted under our Equity Plan that are exercisable at March 1, 2016 or within 60 days thereafter. The number of shares of Loews Common Stock includes 466,636 shares of Loews Common Stock issuable upon the exercise of stock options and SARs granted under the Loews Corporation Stock Option Plan that are currently exercisable. The number of shares of Loews Common Stock also includes 10,407,359 shares held by trusts of which Mr. J.S. Tisch is the managing trustee (inclusive of 145,000 shares held in trust for his benefit) and 595,000 shares held by a charitable foundation as to which Mr. J.S. Tisch has shared voting and investment power.

(2)

Mr. Edwards commenced employment as our President and Chief Executive Officer on March 3, 2014. The number of shares of our common stock represents shares issued in connection with restricted stock units, as to which Mr. Edwards shares voting and investment power with his spouse.

(3)

The number of shares of our common stock includes 135 shares of our common stock issuable upon the exercise of SARs granted under our Equity Plan that are exercisable at March 1, 2016 or within 60 days thereafter.

(4)

The number of shares of our common stock includes 2,635 shares of our common stock issuable upon the exercise of stock options and SARs granted under our Equity Plan that are exercisable at March 1, 2016 or within 60 days thereafter. The number of shares of Loews Common Stock includes 600 shares held by a trust of which Mr. Fabrikant and his sister are the trustees and share voting and investment power.

(5)

The number of shares of our common stock includes 2,635 shares of our common stock issuable upon the exercise of stock options and SARs granted under our Equity Plan that are exercisable at March 1, 2016 or within 60 days thereafter. The number of shares of our common stock includes 3,000 shares held by a trust of which Mr. Gaffney is the trustee and 3,000 shares held by a trust of which his spouse is the trustee.

(6)

The number of shares of our common stock represents 135 shares of our common stock issuable upon the exercise of SARs granted under our Equity Plan that are exercisable at March 1, 2016 or within 60 days thereafter. The number of shares of Loews Common Stock includes 188,996 shares of Loews Common Stock issuable upon the exercise of stock options and SARs granted under the Loews Corporation Stock Option Plan that are currently exercisable.

(7)

The number of shares of our common stock represents 135 shares of our common stock issuable upon the exercise of SARs granted under our Equity Plan that are exercisable at March 1, 2016 or within 60 days thereafter. The number of shares of Loews Common Stock includes 466,636 shares of Loews Common Stock issuable upon the exercise of stock options and SARs granted under the Loews Corporation Stock Option Plan that are currently exercisable. The number of shares of Loews Common Stock also includes 14,221,452 shares held by trusts of which Mr. A.H. Tisch is the managing trustee (inclusive of 4,872,469 shares held in trust for his benefit) and 495,000 shares held by a charitable foundation as to which Mr. A.H. Tisch has shared voting and investment power.

(8)

The number of shares of our common stock includes 2,635 shares of our common stock issuable upon the exercise of stock options and SARs granted under our Equity Plan that are exercisable at March 1, 2016 or within 60 days thereafter.

(9)

The number of shares of our common stock represents shares as to which Mr. Krenek shares voting and investment power with his spouse. Mr. Krenek has announced his intention to retire from our company effective on May 3, 2016.

(10)	The number of shares of our common stock represents shares held by virtue of Mr. Roland’s investment in our common stock pursuant to our Retirement Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act), requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our equity securities with the Securities and Exchange Commission (which we refer to as the Commission). Based on our records and other information, we believe that all reports that were required to be filed under Section 16(a) during 2015 were timely filed.

ELECTION OF DIRECTORS

(Proposal No. 1)

Our Board of Directors currently consists of 11 directors. All directors are elected annually to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal. The names and information regarding our nominees, including their business experience during the past five years and other background information and individual qualifications, attributes and skills, are stated below. Each of the nominees is currently a director, and Mr. J.S. Tisch and Mr. A.H. Tisch are brothers. Each of the 11 directors to be elected at the Annual Meeting will serve a term of one year to expire at our 2017 annual meeting of stockholders.

It is intended that the proxies received from holders of our common stock, in the absence of contrary instructions, will be voted at the Annual Meeting for the election of each of the below nominees. Although we do not contemplate that any of the nominees will be unable to serve, decline to serve or otherwise be unavailable as a nominee at the time of the Annual Meeting, if that occurs we expect that the proxies will be voted for such other candidate or candidates as our Board of Directors may nominate.

Name	Position	Age as of January 31, 2016	Director Since
James S. Tisch	Chairman of the Board	63	1989
John R. Bolton	Director	67	2007
Marc Edwards	Director, President and CEO	55	2014
Charles L. Fabrikant	Director	71	2004
Paul G. Gaffney II	Director	69	2004
Edward Grebow	Director	66	2008
Herbert C. Hofmann	Director	73	1992
Kenneth I. Siegel	Director	59	2014
Clifford M. Sobel	Director	66	2011
Andrew H. Tisch	Director	66	2011
Raymond S. Troubh	Director	89	1995

James S. Tisch has served as our Chairman of the Board since 1995. He served as our Chief Executive Officer (which we refer to as CEO) from 1998 to 2008. Mr. Tisch is the President and CEO and a member of the Office of the President of Loews. He has been a director of Loews since 1986. Mr. Tisch also serves as a director of General Electric Company and CNA Financial Corporation, a subsidiary of Loews.

Mr. Tisch’s experience as our former CEO and his extensive background with our company have provided him with unique knowledge of and insight into our business and operations, and have enabled him to be instrumental in providing us with strategic direction and operational oversight. Our Board believes that Mr. Tisch’s leadership and experience at Loews, together with his direct experience in managing our business and his institutional knowledge of our company, cause his contributions to our Board and its deliberations to be of exceptional value. In addition, Mr. Tisch’s status as the President and CEO of Loews, a significant stockholder of our company, enables our Board to have direct access to the perspective of our stockholders and ensures that the Board will take into consideration the interests of our stockholders in all Board decisions.

John R. Bolton is a Senior Fellow of the American Enterprise Institute and is Of Counsel to Kirkland & Ellis LLP. Mr. Bolton also served as a director of EMS Technologies, Inc. from 2009 to 2011. Mr. Bolton served in the U.S. Department of State as the U.S. Permanent Representative to the United Nations from 2005 to 2006 and as Under Secretary for Arms Control and International Security from 2001 to 2005.

Mr. Bolton brings to our Board his breadth of experience in international affairs and governmental service. His wide-ranging public policy experience and background in public affairs are a source of valuable knowledge and skills. Particularly in light of our international operations, Mr. Bolton’s unique perspective allows him to make important contributions to the work of our Board.

Marc Edwards served as a member of Halliburton Company’s Executive Committee and as its Senior Vice President responsible for its Completion and Production Division from 2010 to 2014, prior to joining our company as President and CEO. He served as Vice President for Production Enhancement of Halliburton Company from 2008 through 2009.

Mr. Edwards developed an extensive background in the global energy industry during his tenure at Halliburton that enables him to provide valuable contributions and a new perspective to our Board. His broad experience and understanding of the worldwide energy services industry gained during his service as a senior executive at Halliburton provides valuable insight to our Board’s strategic and other deliberations. In addition, Mr. Edwards’ day-to-day leadership and involvement with our company as our President and CEO provides him with personal knowledge and insight regarding our operations.

Charles L. Fabrikant is the Executive Chairman of the Board and CEO of SEACOR Holdings Inc., which operates offshore support vessels servicing oil and gas exploration and development. Mr. Fabrikant served as its Executive Chairman of the Board from 2010 until 2015, and as Chairman of the Board, CEO and President from 1989 to 2010. Since 2011, Mr. Fabrikant has also served as the Chairman of the Board of ERA Group Inc., an international helicopter operator providing transportation services to the offshore drilling industry, which was wholly owned by SEACOR prior to 2013. He also served as President and CEO of ERA Group Inc. from 2011 to 2012.

As the Executive Chairman and CEO of SEACOR, a company that owns, operates, invests in and markets equipment for the global offshore oil and gas, industrial aviation and marine transportation industries, Mr. Fabrikant has an extensive background and practical, hands-on experience in the offshore energy industry. This background provides Mr. Fabrikant unique insight into many of the business decisions that come before our Board.

Paul G. Gaffney II is a retired Navy Vice Admiral and President Emeritus of Monmouth University, having served as President from 2003 to 2013. He was President of the National Defense University from 2000 to 2003. Prior to assuming those duties, Mr. Gaffney was the chief of naval research with responsibility for the Department of the Navy’s science and technology investment and commanded the Navy’s Meteorology and Oceanography program. He was also the commanding officer of the Naval Research Laboratory. Mr. Gaffney was appointed to the U.S. Ocean Policy Commission in 2001, and served during its full tenure from 2001 to 2004. Mr. Gaffney has been recognized with a number of military decorations and the Naval War College’s J. William Middendorf Prize for Strategic Research. He chaired the federal Ocean Research/Resources Advisory Panel (ORRAP) and currently chairs the federal Ocean Exploration Advisory Board and is a member of the National Academy of Engineering, a private, independent nonprofit institution that advises the federal government and conducts independent studies to examine important topics in engineering and technology. He is also a Trustee of the Consortium for Ocean Leadership, a fellow in the Urban Coast Institute at Monmouth University and a member of the National Academy’s Gulf Research Program Advisory Board.

Mr. Gaffney’s military experience, leadership in academia and expertise in ocean policy have provided him with valuable knowledge of the complex management and oversight issues faced by large institutions as well as policy and operational issues affecting the offshore drilling industry. His distinguished naval career spanned over three decades and included duty at sea, overseas and ashore in executive and command positions. While a military officer, his career focused on oceanography, research administration and education, and his experience includes oceanographic operations in distant oceans, global weather forecasting and marine science sponsorship including severe weather prediction research. As a result of this knowledge and experience, Mr. Gaffney provides our Board meaningful insights and a unique perspective to benefit the Board’s decision-making processes.

Edward Grebow has served as Managing Director of Morgan Joseph TriArtisan LLC, an investment and merchant bank, since 2013. He served as President and CEO of Amalgamated Bank, a commercial bank, from 2011 to 2013. Mr. Grebow also served as managing director of J.C. Flowers & Co. LLC, a private equity firm with a focus on financial services companies, from 2007 to 2011, a director of Saddle River Valley Bank from 2010 to 2011 and a director of Flowers National Bank from 2008 to 2011. In 2016, Mr. Grebow was elected as a director of Alcentra Capital Corporation, a NASDAQ-listed closed-end management investment company. Mr. Grebow served as President of ULLICO Inc., an insurance and financial services firm, from 2003 to 2006.

Mr. Grebow’s broad experience in commercial and investment banking, private equity, insurance and financial services enables him to provide our Board valuable insight and the benefit of his extensive knowledge of and background in financial services, investment and management. This experience and knowledge also qualifies him to serve as the financial expert on our Board’s Audit Committee.

Herbert C. Hofmann served as a Senior Vice President of Loews for over five years until 2012 and was the President and CEO of Bulova Corporation, a former subsidiary of Loews that distributes and sells watches and clocks, from 1989 until 2008.

Mr. Hofmann has had extensive experience in his positions at Loews and practical, hands-on experience as the former CEO of Bulova Corporation. He also has had an extended involvement with our company, having served as a director since 1992. Mr. Hofmann’s management background, combined with his institutional knowledge of our company, provide particular insight relevant to many of the business decisions that come before our Board.

Kenneth I. Siegel has served as a Senior Vice President of Loews since 2009. He has also served as a director of the general partner of Boardwalk Pipeline Partners, LP, a subsidiary of Loews, since 2009 and as its Chairman of the Board since 2011. Mr. Siegel served as a senior investment banker at Barclay’s Capital from 2008 to 2009, and he served in a similar capacity at Lehman Brothers from 2000 to 2008.

Mr. Siegel has extensive experience with capital markets and merger and acquisition transactions as a result of his positions at Loews, Barclay’s Capital and Lehman Brothers. Mr. Siegel’s experience in his position at Loews also provides him with knowledge of the energy industry and broad knowledge of and insight into the operations of Loews and the businesses in which it is engaged, including our company and its business. This experience, combined with his financial expertise, enables Mr. Siegel to provide valuable insight to our Board in its deliberations and decision-making processes.

Clifford M. Sobel served as U.S. Ambassador to The Netherlands from 2001 until 2005 and U.S. Ambassador to Brazil from 2006 until 2009. He is presently Managing Partner of Valor Capital Group LLC, an investment group investing in Brazil. Previously he served as Chairman of Net2Phone, a NASDAQ-listed Internet provider, and on the Boards of Directors of Aegon Insurance, a NYSE-listed insurance company, and Alpinvest, a global private equity fund. Mr. Sobel served on the Millennium Promise Board, a non-governmental organization supporting the UN Millennium Development Goals, and on the Advisory Boards to the American Military Commander of Europe and NATO, as well as the Command for American Forces for Central and South America.

Mr. Sobel’s experience in foreign service and diplomatic background in important markets for our offshore drilling services provide a unique perspective that adds unique value to the deliberations of our Board. His investment expertise and his experience and involvement in international affairs enable him to provide valuable insight and contributions to the work of our Board, particularly with respect to our international operations.

Andrew H. Tisch is Co-Chairman of the Board of Directors of Loews, as well as Chairman of the Executive Committee and a member of the Office of the President of Loews. Since 2001, he has served as a director of K12 Inc., a NYSE-listed technology-based education company, and served as Chairman of the Board from 2007 until

2012. He is also a director of CNA Financial Corporation and of the general partner of Boardwalk Pipeline Partners, LP, a subsidiary of Loews. Mr. Tisch has been a director of Loews since 1985.

Mr. Tisch has served as a member of the Office of the President of Loews since 1999, and prior to that time served Loews in a number of executive positions. His executive leadership experience has provided him with broad knowledge of and insight into the operations of Loews and the businesses in which it is engaged, including our company and its business. This experience, coupled with Mr. Tisch’s institutional knowledge, is especially beneficial to our Board and its deliberations and decision-making process.

Raymond S. Troubh is currently a financial consultant. Previously, he served as Governor of the American Stock Exchange and general partner of Lazard Freres & Co., an investment banking firm. Mr. Troubh is currently a director of General American Investors Company, a NYSE-listed closed-end management investment company. He served as a director of The Wendy’s Company from 1994 to 2014 and as a director of Gentiva Health Services, Inc. from 1999 to 2015.

Mr. Troubh’s breadth of experience, having served as a director of a number of companies in a variety of industries, as well as his skills and extensive background in finance and capital markets, enable him to provide valuable insight into business deliberations and judgments that come before our Board.

Director Independence

Because more than 50% of our outstanding common stock is held by Loews, we are a “controlled company” under the corporate governance listing standards (which we refer to as the NYSE Listing Standards) of the New York Stock Exchange (which we refer to as the NYSE). Although the NYSE Listing Standards do not require controlled companies to maintain a majority of independent directors, the majority of our Board of Directors is comprised of independent directors. In determining independence, each year our Board determines whether directors have any “material relationship” with our company or with any members of our senior management. On an annual basis, each director and each executive officer is obligated to disclose any transactions with our company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. When assessing the materiality of a director’s relationship with us, the Board considers all relevant facts and circumstances known to it, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services provided by the director or such other persons or organizations to us or our affiliates, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to us as those prevailing at the time from unrelated parties for comparable transactions. Our Board has determined that Messrs. Bolton, Fabrikant, Gaffney, Grebow, Sobel and Troubh (whom we refer to as our Independent Directors) are independent under the NYSE Listing Standards. In making their determination, the Board considered all relevant facts and circumstances known to it and applied the independence guidelines described below in determining that none of the Independent Directors has any material relationship with us or our subsidiaries. In making its determination with respect to Mr. Fabrikant, our Board also considered the commercial relationship between our company and certain subsidiaries of SEACOR Holdings Inc., of which Mr. Fabrikant is the Executive Chairman of the Board and CEO, and determined that Mr. Fabrikant meets all of the requirements described above for Independent Directors and does not have a material relationship with us. Please read “Transactions with Related Persons—Transactions with Other Related Parties” below for more information concerning Mr. Fabrikant’s relationship with us.

The Board has established guidelines to assist it in determining director independence. Under these guidelines, a director would not be considered independent if:

(1)	any of the following relationships existed during the past three years:

(i)

the director is our employee or the employee of any of our subsidiaries or has received more than $100,000 per year in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or certain other forms of deferred compensation for prior service;

(ii)

the director provided significant advisory or consultancy services to us or any of our subsidiaries or is affiliated with a company or a firm that has provided significant advisory or consultancy services to us or any of our subsidiaries (annual revenue of the greater of 2% of the other company’s consolidated gross revenues or $1 million is considered significant);

(iii)

the director has been a significant customer or supplier of ours or any of our subsidiaries or has been affiliated with a company or firm that is a significant customer or supplier of ours or any of our subsidiaries (annual revenue of the greater of 2% of the other company’s consolidated gross revenues or $1 million is considered significant);

(iv)	the director has been employed by or affiliated with an internal or external auditor that within the past three years provided services to us or any of our subsidiaries; or

(v)	the director has been employed by another company where any of our current executives serve on that company’s compensation committee;

(2)

the director’s spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law, or any other person sharing the director’s home (other than a domestic employee), has a relationship described in (1) above; or

(3)	the director has any other relationships with us or any of our subsidiaries or with any member of our senior management that our Board of Directors determines to be material.

Board Committees

Our Board of Directors has three standing committees to facilitate and assist the Board in the execution of its responsibilities: the Executive Committee, Audit Committee and Compensation Committee. Because we are a “controlled company” under the NYSE Listing Standards, our Board is not required to have a nominating committee. Our Board has determined that, because the full Board can perform the same functions that would normally be performed by a nominating committee, it is not necessary to have a nominating committee. In lieu of a nominating committee, our entire Board performs the nominating committee functions, including participation in the consideration of director nominees.

Our Bylaws describe the functions and responsibilities of our Executive Committee. Our Audit and Compensation Committees operate under written charters that set forth the functions and responsibilities of each committee. Each charter can be viewed in the Corporate Governance section of our website at www.diamondoffshore.com. A copy of each charter can also be obtained by writing to us at Diamond Offshore, Attention Corporate Secretary, 15415 Katy Freeway, Suite 100, Houston, Texas 77094.

Please note that the preceding Internet address and all other Internet addresses referenced in this proxy statement are for information purposes only and are not intended to be a hyperlink. Accordingly, no information found or provided at such Internet addresses or at our website in general is intended or deemed to be incorporated by reference in this proxy statement.

The current members of the three standing committees of our Board of Directors are identified below.

Director	Executive Committee	Audit Committee	Compensation Committee
James S. Tisch	*
John R. Bolton		*
Marc Edwards	*
Charles L. Fabrikant		*
Paul G. Gaffney II			Chair
Edward Grebow		Chair	*
Andrew H. Tisch	*
Raymond S. Troubh		*	*

Executive Committee

The Executive Committee of our Board of Directors has and may exercise all of the powers of the Board in the management of our business that may lawfully be delegated to it by the Board.

Audit Committee

The primary function of the Audit Committee is to assist our Board of Directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting process, including review of our financial reports and other financial information, our system of internal accounting controls, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors and the performance of our internal audit staff and independent auditors. Our internal audit controls function maintains critical oversight over the key areas of our business and financial processes and controls, and provides reports directly to the Audit Committee. The committee has sole authority to appoint, retain, compensate, evaluate and terminate the independent auditors and to approve all engagement fees and terms for the independent auditors. The members of the committee meet regularly with representatives of our independent auditor firm without the presence of management. The members of the committee also meet regularly with our manager of internal audit without the presence of other members of management.

Our Board has determined that each member of the Audit Committee is an Independent Director and satisfies the additional independence and other requirements for Audit Committee members provided for in the NYSE Listing Standards. The Board has also determined that Mr. Grebow, the Chairman of the Audit Committee, qualifies as an “audit committee financial expert” under the rules of the Commission.

Compensation Committee

The primary function of the Compensation Committee is to assist our Board in discharging its responsibilities relating to compensation of our executive officers. The Compensation Committee is also responsible for reviewing and making recommendations to our Board with respect to our Incentive Compensation Plan for Executive Officers (which we refer to as our Incentive Compensation Plan), and our Equity Plan, with respect to our executive officers, and to oversee these plans. The committee is authorized to discharge any responsibilities imposed on it by these plans. In accordance with its charter, the committee may form and delegate authority to sub-committees consisting of one or more of its members when appropriate. The committee also has authority to retain or replace outside counsel, compensation and benefits consultants or other experts to provide it with independent advice, including the authority to approve the fees payable and any other terms of retention.

The Compensation Committee completes a comprehensive review of all elements of compensation at least annually. If it is determined that any changes to any executive officer’s total compensation are necessary or appropriate, the Compensation Committee obtains such input from management as it determines to be necessary or appropriate. All compensation decisions with respect to executive officers other than our CEO are determined in discussion with, and frequently based in part upon the recommendation of, our CEO. The committee makes all determinations with respect to the compensation of our CEO, including establishing performance objectives and criteria related to the payment of his compensation, and determining the extent to which such objectives have been established. In so doing, the committee obtains input from the committee’s independent compensation advisors as it deems necessary or appropriate. During 2015, the committee did not engage a compensation advisor in determining or recommending amounts or forms of executive or director compensation.

During the first calendar quarter of each year, the Compensation Committee establishes the parameters of the annual Incentive Compensation Plan awards for that year, including the performance goals relative to our performance that will be applicable to such awards. Also during the first calendar quarter of each year, the committee reviews our performance against the objectives established for awards payable in respect of the prior year, and confirms the extent, if any, to which such objectives have been obtained, and the amounts payable to each of our executive officers in respect of such achievement.

The Compensation Committee also determines the appropriate level and type of awards, if any, to be granted to each of our executive officers pursuant to our Equity Plan. The committee reviews, and has the authority to recommend to the Board for adoption, any new executive compensation or benefit plans that are determined to be appropriate for adoption by our company, including those that are not otherwise subject to the approval of our stockholders. The committee also reviews any employment or compensation contracts or other transactions proposed to be entered into with executive officers of the company. In connection with the review of any such proposed plan or contract, the committee may seek from its independent advisors any advice, counsel and information as it determines to be appropriate in the conduct of such review. See “Compensation Discussion and Analysis” for more information about the responsibilities of the Compensation Committee and the role of executive officers with respect to compensation matters.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee are Paul G. Gaffney II, Edward Grebow and Raymond S. Troubh. Our Board of Directors has determined that each member of the Compensation Committee satisfies the definition of “independent” as established under the NYSE Listing Standards. No member of the Compensation Committee is, or was during 2015, an officer or employee of the company. During 2015:

•

None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee;

•	None of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and

•

None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board of Directors.

Board Diversity and Director Nominating Process

Our Board of Directors recognizes the benefits of broad diversity throughout our company and agrees with the merits of achieving diversity. In identifying, evaluating and nominating individuals to serve as our directors, including those identified by stockholders, our Board does not have formal diversity requirements or rules. Rather, the Board believes that our company is best served by directors with a wide range of perspectives, professional experience, skills and other individual qualities and attributes. Our Board considers diversity broadly to include diversity of race, ethnicity and gender, as well as diversity of viewpoint, professional experience (including geographic and industry experiences) and individual characteristics, qualities and skills, resulting in the inclusion of naturally varying perspectives among the directors. The Board also considers whether these capabilities and characteristics will enhance and complement the full Board so that, as a unit, the Board possesses the appropriate skills and experience to oversee the company’s business and serve the long-term interests of our stockholders.

Our Board members currently vary in age from 55 to 89, and range in tenure from 2 years to 27 years. As described above under our director biographies, we believe the current composition of our Board also reflects a variety of expertise, skills, experience and professional and personal backgrounds, including in the following areas:

Company history	Offshore oil and gas
Strategy, leadership and core business skills	Public company boards
Finance and risk management	Investment and M&A
Global energy and business	Public policy, government and legal

Our Board of Directors will, subject to the terms of our Certificate of Incorporation and Bylaws, review any candidates recommended by stockholders for positions on the Board. The Bylaws provide that any stockholder entitled to vote generally in the election of directors at a meeting of stockholders who complies with the procedures specified in the Bylaws may nominate persons for election to the Board, subject to any conditions, restrictions and limitations imposed by our Certificate of Incorporation or Bylaws. These procedures include a requirement that our Corporate Secretary receive timely written notice of the nomination, which, for the 2017 annual meeting of stockholders, means that the nomination must be received no later than February 16, 2017. Any notice of nomination must be addressed to Diamond Offshore, 15415 Katy Freeway, Suite 100, Houston, Texas 77094, Attention: Corporate Secretary, and must include, in addition to any other information or matters required by our Certificate of Incorporation or Bylaws, the following:

(i)	the name and address of the stockholder submitting the nomination and of the person or persons to be nominated;

(ii)

a representation that the stockholder is a holder of our capital stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(iii)

a description of all contracts, arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

(iv)

such other information regarding each nominee proposed by the stockholder as would be required to be included in a proxy or information statement filed pursuant to the Exchange Act and the rules and regulations under it; and

(v)	the consent of each nominee to serve as our director if so elected.

Nominations of directors may also be made by the Board of Directors or as otherwise provided in our Certificate of Incorporation or Bylaws. In determining whether it will nominate a candidate for a position on our Board, the Board considers those matters it deems relevant, which may include, among other things, integrity, business specialization, career achievements, breadth of experience, diversity of race, ethnicity and gender, soundness of judgment, ability to make independent analytical inquiries, independence, potential conflicts of interest, the present needs of the Board in light of the current mix of director skills and attributes and ability to represent the total corporate interests of our company and our stockholders. When assessing individual candidates and nominees to fill the next Board vacancy that occurs in the future, the Board will consider diversity among other relevant factors. The Board retains its full discretion in making all such determinations, and also takes into account any restrictions, requirements or limitations contained in our Certificate of Incorporation or Bylaws, or any agreement to which we are a party.

Majority Vote Standard for Election of Directors

Our Bylaws require a mandatory majority voting, director resignation procedure. A nominee for director in an uncontested election (such as this one) will be elected to the Board if all votes cast for that nominee’s election exceed the votes cast against his or her election. In the event that an incumbent director nominee does not receive a majority of the votes cast, the Board will require that director to tender his or her resignation and will establish a committee to consider whether to accept or reject the resignation. The Board will act on the committee’s recommendation and publicly disclose its decision.

Executive Sessions of Non-Management Directors

Our non-management directors, our Independent Directors and each of the Audit Committee and the Compensation Committee meet regularly in executive sessions without the presence of management. Upon the recommendation of the non-management directors and Independent Directors, our Board of Directors has selected Edward Grebow to act as the current Lead Director and to serve as the presiding director at meetings of our non-management directors and our Independent Directors.

Board Leadership Structure

Our current Board’s leadership structure consists of a Chairman of the Board (who is not our current CEO), a Lead Director and independent Audit Committee and Compensation Committee chairs. James S. Tisch, a non-employee director, currently serves as our Chairman of the Board. Our current Lead Director is Edward Grebow, who is also the Chairman of our Audit Committee. The Board believes this structure provides independent Board leadership and engagement and strong oversight of management while providing the benefit of having our Chairman lead regular Board meetings as we discuss key business and strategic issues. Mr. Edwards has served as our CEO since March 2014. We currently separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the Chairman provides guidance to the CEO and sets the agenda for Board meetings and presides over the meetings of the full Board. Separating these positions allows our CEO to focus on our day-to-day business, while allowing our Chairman to lead the Board in its fundamental role of providing advice to, and oversight of, management. The Board recognizes the time, effort and energy that the CEO is required to devote to his position, as well as the commitment required to serve as Chairman. The Board believes that having separate positions is the appropriate leadership structure for our company at this time.

Although the Board currently separates the roles of CEO and Chairman of the Board, the Board has no fixed policy with respect to combining or separating the positions. In our company’s history, there have been times that our CEO also served as the Chairman of the Board. The Board has exercised discretion in combining or separating the positions as it has deemed appropriate in light of prevailing circumstances, and the Board continues to reserve the right to make this determination.

Board Oversight of Risk Management

Our Board recognizes the importance of understanding, evaluating and, to the extent practicable, managing risk and its impact on the financial health of our company. Our management periodically has discussions with our Board, Audit Committee and Compensation Committee to, among other things, assist in identifying the principal risks facing our company, identifying and evaluating policies and practices that promote a culture that actively balances risk and reward, and evaluating risk management practices. These opportunities to interact enable the non-management directors to conduct meaningful and substantive discussions concerning these issues with senior management during Board and Audit Committee meetings.

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board in setting our business strategy is a key part of the Board’s assessment of the company’s tolerance for risk. The Board also regularly reviews information regarding the company’s credit, liquidity and operations, as well as the risks associated with each. While the Board has the ultimate oversight responsibility for the risk management process, committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and discusses risk assessment with management and our internal auditors. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the company’s business strategies and long-term stockholder value. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Director Attendance at Meetings

During 2015, our Board of Directors held seven meetings, our Audit Committee held eight meetings, our Compensation Committee held four meetings and our Executive Committee held four meetings. Overall, during

2015 the rate of attendance by our directors at Board and committee meetings was 98% and eight of our directors attended all of the meetings of the Board and committees of the Board on which they served. No director attended less than 75% of the meetings of the Board and committees of the Board on which they served. We do not require our Board members to attend our Annual Meeting of Stockholders; however, all of our directors then in office were present at our Annual Meeting held in May 2015.

Director Compensation

Company employees who are also members of our Board of Directors do not receive any cash or equity fee or remuneration for services as directors. In addition, employees of Loews or its subsidiaries who are also directors do not receive any cash fee for services as members of our Board. We currently have seven non-employee directors who qualify for cash compensation as directors. In addition to reimbursing all reasonable out-of-pocket expenses that the director incurs attending Board meetings, we currently pay each of our eligible non-employee directors a cash retainer of $50,000 per year, paid in quarterly installments. In addition, the Chairman of the Audit Committee receives an annual cash retainer of $15,000, the Chairman of the Compensation Committee receives an annual cash retainer of $10,000 and the Lead Director receives an annual cash retainer of $10,000. We also pay each of our qualified non-employee directors a cash fee of $1,500 for each Board meeting attended and $1,000 for each meeting of the Audit Committee or Compensation Committee attended.

During 2015, with the exception of Mr. J.S. Tisch, each member of our Board of Directors who is not also employed by our company received an award of 1,000 SARs each quarter in accordance with the terms of our Equity Plan. In recognition of his additional duties as Chairman of the Board, Mr. J.S. Tisch received an award of 7,500 SARs each quarter during 2015 in accordance with the terms of our Equity Plan. The SARs awarded to non-employee directors during 2015 vested immediately upon grant and have a term of 10 years from the date of grant.

Director Compensation for 2015

The following table summarizes the compensation earned by our non-employee directors in 2015:

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
James S. Tisch	—	359,493	—	359,493
John R. Bolton	68,500	47,932	—	116,432
Charles L. Fabrikant	66,000	47,932	—	113,932
Paul G. Gaffney II	74,500	47,932	—	122,432
Edward Grebow	97,500	47,932	—	145,432
Herbert C. Hofmann	60,500	47,932	—	108,432
Kenneth I. Siegel	—	47,932	—	47,932
Clifford M. Sobel	59,000	47,932	—	106,932
Andrew H. Tisch	—	47,932	—	47,932
Raymond S. Troubh	72,500	47,932	—	120,432

(1)

Marc Edwards, our President and CEO, is not included in this table because he was an employee of our company during 2015, and therefore received no compensation for his services as director. The compensation received by Mr. Edwards as an employee of the company during 2015 is shown in the 2015 Summary Compensation Table below.

(2)

These amounts represent the aggregate grant date fair value of awards of SARs pursuant to our Equity Plan through December 31, 2015 computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (which we refer to as FASB ASC Topic 718). Assumptions used in the calculation of dollar amounts of these awards are included in Note 4 to our audited consolidated financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the Commission on February 19, 2016. The SARs granted to our non-employee directors vested immediately and have terms of 10 years from the date of grant.

As of December 31, 2015, our non-employee directors held the following outstanding company equity awards:

Name	Unexercised Option Awards (#)
James S. Tisch	285,000
John R. Bolton	23,500
Charles L. Fabrikant	27,500
Paul G. Gaffney II	27,500
Edward Grebow	22,500
Herbert C. Hofmann	19,000
Kenneth I. Siegel	7,000
Clifford M. Sobel	16,500
Andrew H. Tisch	17,000
Raymond S. Troubh	27,500

Code of Ethics and Corporate Governance Guidelines

We have a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This code can be found in the Corporate Governance section of our website at www.diamondoffshore.com and is available in print to any stockholder who requests a copy by writing to our Corporate Secretary. We intend to post any changes to or waivers of this code for our principal executive officer, principal financial officer and principal accounting officer on our website.

In addition, our Board has adopted written Corporate Governance Guidelines to assist our directors in fulfilling their responsibilities. The guidelines can be found in the Corporate Governance section of our website at www.diamondoffshore.com and is available in print to any stockholder who requests a copy by writing to our Corporate Secretary.

Loans to Directors and Executive Officers. We comply and operate in a manner consistent with regulations prohibiting loans to our directors and executive officers.

Reporting of Ethics and Compliance Concerns. We have a dedicated hotline and website available to all employees to report ethics and compliance concerns, anonymously if preferred, including concerns related to accounting, accounting controls, financial reporting and auditing matters. The hotline and website are administered and monitored by an independent hotline monitoring company. A description of our procedures for confidential anonymous complaints regarding accounting, internal accounting controls and auditing matters can be found in the Corporate Governance section of our website at www.diamondoffshore.com and is available in print to any stockholder who requests a copy by writing to our Corporate Secretary.

AUDIT COMMITTEE REPORT

As discussed above under the heading “Committees of the Board of Directors—Audit Committee,” the primary role of the Board’s Audit Committee is to oversee the company’s financial reporting process and manage its relationship with the independent auditors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the company’s audited financial statements for the year ended December 31, 2015 with the company’s management and independent auditors. The Audit Committee has also discussed with the company’s independent auditors the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted and amended by the Public Company Accounting Oversight Board. In addition, the Audit Committee has discussed with the independent auditors their independence in relation to the company and its management, including the matters in the written disclosures provided to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has determined that the provision of non-audit services provided by the auditors is compatible with maintaining the auditors’ independence.

The members of the Audit Committee rely without independent verification on the information provided to them by management and the independent auditors and on management’s representation that the company’s financial statements have been prepared with integrity and objectivity. The Audit Committee does not provide any expert or special assurance as to the company’s financial statements or any professional certification as to the independent auditors’ work. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or internal controls and procedures, that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the company’s financial statements are presented in accordance with generally accepted accounting principles, or that the company’s auditors are in fact “independent.”

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which has been filed with the Commission.

THE AUDIT COMMITTEE Edward Grebow, Chairman John R. Bolton Charles L. Fabrikant Raymond S. Troubh

COMPENSATION DISCUSSION AND ANALYSIS

Introductory note: The following discussion of executive compensation contains descriptions of various employee benefit plans and employment-related agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements, which are filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2015.

This Compensation Discussion and Analysis describes our executive compensation program for 2015. In particular, it explains how our Compensation Committee made its compensation decisions for 2015 for our executive officers identified in the following table, consisting of our CEO, Chief Financial Officer (which we refer to as CFO) and three other most highly compensated executive officers, and how the compensation paid for 2015 fits within our Compensation Committee’s guiding principles with respect to compensation of our executive officers. We refer to this group of executive officers collectively as our named executive officers.

Name	Title
Marc Edwards	President and CEO (our principal executive officer)
Gary T. Krenek	Senior Vice President and CFO (our principal financial officer)
Lyndol L. Dew	Senior Vice President, Worldwide Operations
David L. Roland	Senior Vice President, General Counsel and Secretary
Ronald Woll	Senior Vice President and Chief Commercial Officer

Executive Summary

General. With the exception of the form of equity awards made to employees, the objectives and major components of our executive compensation program did not materially change from 2014 to 2015. While we regularly review and refine our compensation program, we believe consistency in our compensation program and philosophy is important to effectively motivate and reward top-level management performance and for the creation of stockholder value. We continue to provide our named executive officers with total annual compensation that includes three principal elements: base salary, performance-based annual incentive cash compensation and long-term equity-based incentive awards. Major elements of our compensation program continue to be performance-based, and a significant portion of each executive’s total annual compensation is at risk and dependent upon our company’s achievement of specific, measurable performance goals. Our performance-based pay is designed to align our executive officers’ interests with those of our stockholders and to promote the creation of stockholder value, without encouraging excessive risk-taking.

Base salaries for our named executive officers did not increase in 2015, and, with one exception, we do not plan to increase base salaries for our named executive officers for 2016. We usually undergo a base salary review process each year and adjust base salaries to reflect market or other merit-based increases. For 2015, however, prevailing negative market conditions caused us to take a different approach. Commencing in the summer of 2014 and continuing throughout 2015 and into 2016, crude oil prices declined significantly and oil markets were volatile and unpredictable. The depressed fundamentals in the oil and gas industry caused most independent and national oil companies and exploration and production companies to significantly reduce their capital spending plans, which in turn negatively impacted our business. As a result of the depressed market conditions, we undertook numerous cost-cutting measures, including substantial reductions-in-force as well as freezes on new hiring and general salary increases.

Payments under our annual bonus incentive plan for 2015 reflected our company’s performance and level of achievement of our 2015 plan performance goals. As discussed further in this proxy statement under the heading “Cash Bonus Incentive Compensation Awards,” our 2015 Earnings Before Interest, Taxes, Depreciation and Amortization (which we refer to as EBITDA) exceeded the target EBITDA established at the beginning of 2015 for our 2015 bonus incentive plan, despite the negative impact on our business from the steep decline in oil prices and the resulting dramatic reduction in capital spending by our oil and gas customers. As a result, incentive awards paid to our named executive officers for 2015 were generally comparable to 2014 and other recent years where we exceeded the applicable incentive plan target financial performance criteria.

In recent years prior to 2015, our named executive officers generally received annual awards of time-vesting SARs. SARs represent the right to receive stock or cash, or a combination of stock and cash, equal in value to the difference between the exercise price of the SAR and the market price of the corresponding amount of common stock on the exercise date. Our CEO was awarded performance-vesting restricted stock units (RSUs) upon commencement of his employment in March 2014, and did not receive SARs. Commencing in 2015, our Compensation Committee decided to change the form of our annual equity award to named executive officers to RSUs instead of SARs. The principal reason for the change was to more closely align the interests of named executive officers with investors’ long-term interests. The SARs vested 25% each year over a four year period, regardless of company performance. In contrast, performance-vesting RSUs vest only to the extent the company achieves certain levels of financial performance. Because the achievement and value of the performance-vesting RSUs are dependent upon the company’s performance against specified financial goals, the RSUs more closely align executive officers’ interests with achievement of longer-term financial objectives that enhance stockholder value and further strengthen our link between pay and performance. Also, SARs have no realizable value if our stock price has declined and the SARs are “underwater.” The value of an RSU, in contrast, is equal to the market value of one share of our common stock; as a result, RSUs can be effective incentives for our superior performers to remain with the company and continue performing during periods of stock market fluctuations.

On April 1, 2015, most of our named executive officers received an award of RSUs. The RSUs awarded to our CEO in 2015 vest solely upon the level of attainment against a designated three-year financial performance goal. Most of the RSUs awarded to our other named executive officers in 2015 vest upon the level of attainment of the same three-year financial performance goal, and the remainder of the RSUs awarded to our other named executive officers time-vest over a three-year period (half of the time-vesting RSUs vest on the second anniversary of the grant date and half of the time-vesting RSUs vest on the third anniversary of the grant date). All of the RSUs are subject to forfeiture if the applicable vesting conditions are not met. For all performance-vesting RSUs awarded to our named executive officers, the Compensation Committee has the right to exercise negative discretion to reduce the number of the performance RSUs that would otherwise be eligible to vest. The RSU award agreements obligate the named executive officers to comply with certain restrictive covenants, including obligations of confidentiality, a prohibition on solicitation of employees of our company and its subsidiaries, and a prohibition on competition with our company for a period of one year after termination of employment.

Principal Changes in Compensation during 2015. As discussed above, the principal changes to compensation of our named executive officers for 2015 were:

•	The award of RSUs instead of SARs in order to further strengthen our link between pay and performance;

•	CEO performance RSUs subject to a three-year performance period rather than a one-year period; and

•	No increases in base salaries for 2015 (and no plans to broadly increase base salaries for 2016).

At our Annual Meeting of Stockholders held on May 19, 2015, our stockholders approved all of our director nominees and proposals, including a non-binding advisory (say-on-pay) vote to approve the compensation of our executive officers. In the say-on-pay vote, over 86% of the votes cast on the proposal voted in favor of our compensation practices and policies. After our 2015 Annual Meeting, our Compensation Committee considered the results of the say-on-pay vote. Our general goal since our 2015 Annual Meeting has been to continue to act consistently with the established practices that were overwhelmingly approved by our stockholders and to take appropriate actions to further link pay and performance when advisable. We believe that we have accomplished those goals during 2015.

In addition, because an annual say-on-pay vote allows our stockholders to provide input on our compensation policies and programs on a regular basis and because our stockholders voted in a non-binding advisory (say-on-frequency) vote held at our 2011 Annual Meeting in favor of our holding a say-on-pay vote every year, we intend to continue to hold a say-on-pay vote every year. Presently, under Commission rules, we are not required to hold another say-on-frequency vote again until our 2017 annual meeting of stockholders.

Objectives and Compensation Philosophy

Through our executive compensation program, we seek to achieve the following general goals:

•

Attract and retain highly qualified and productive executives by providing total compensation competitive with that of other executives employed by comparably-sized companies in the energy industry engaged in businesses similar to ours (although we do not benchmark our compensation to any particular group of companies);

•	Motivate our executives to achieve strong financial and operational performance for our stockholders;

•	Structure compensation to create meaningful links between corporate performance, individual performance and financial rewards;

•	Align the interests of our executives with those of our stockholders by providing a significant portion of total compensation in the form of stock-based incentives;

•	Encourage long-term commitment to our company; and

•	Limit corporate perquisites.

We do not rely on formula-driven plans when determining the aggregate amount of compensation for each named executive officer. The primary factor in setting compensation is our evaluation of the individual’s performance in the context of our company’s performance and our past compensation policies and practices. Our Compensation Committee considers individual performance factors that include the Compensation Committee’s view of the performance of the individual, the responsibilities of the individual’s position and the individual’s contribution to our company and to our financial and operational performance for the most recently completed fiscal year. There is no specific weighting given to each factor, but rather the Compensation Committee considers and balances these factors in its business judgment and discretion.

We also have reviewed and considered compensation levels and practices as shown in the surveys and other materials referred to below. Our Compensation Committee also considers, among other things, (i) the opportunity for compensation for the current year, which includes salary, target cash incentive compensation and the potential value of equity-based grants, (ii) the actual compensation history from previous years, including salary and actual cash incentive compensation earned and (iii) any applicable provisions of the named executive officer’s employment agreement, if any.

Role of Management in Establishing and Awarding Compensation. On an annual basis, Mr. Edwards, with the assistance of our Human Resources department, recommends to the Compensation Committee any proposed increases in base salary, bonus payments and equity awards for our executive officers other than himself. No executive officer is involved in determining his own salary, bonus payment or equity award. Mr. Edwards’ recommendations are reviewed with and are acted upon by the Compensation Committee in accordance with its charter. The Compensation Committee does not delegate to management any of its functions in setting executive compensation under its charter, although our management and members of our Board provide recommendations to the committee. The Compensation Committee reviews and approves all grants of RSUs, with the exception that the committee has delegated to Mr. Edwards the authority to approve grants of time-vesting RSUs to non-executive officers under pre-approved terms with a grant-day value of $25,000 or less. We believe that this delegation is beneficial because it enables smaller awards to be made more efficiently, which is particularly important with respect to attracting, hiring and retaining non-executive employees.

At least once a year, the Compensation Committee reviews the performance and compensation of Mr. Edwards and, following discussions with the Chairman of the Board, considers any necessary adjustments to his compensation level. Where it deems appropriate, the Compensation Committee will also consider market compensation information from independent sources. Mr. Edwards’ annual base salary has not increased since his hire in March 2014.

Internal Pay Equity. Our core compensation philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to our company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at other companies can be useful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for us to achieve our corporate objectives. Each year, the Compensation Committee reviews the total compensation paid to our CEO and our other executive officers, which allows a comparison for internal pay equity purposes and allows the committee to analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of compensation.

Market Considerations. When making compensation decisions, we have also looked at the compensation of our executive officers relative to the compensation paid to executives employed by comparably-sized companies in the energy industry engaged in businesses similar to ours (although we do not benchmark our compensation to any particular group of companies). In doing so, we have considered executive compensation surveys and other information related to executive compensation levels and compensation practices as shown in the surveys that we review. We believe, however, that any such comparison should be merely a point of reference for measurement and not the determinative factor for our executives’ compensation. The purpose of the comparison is to inform, but not supplant, the analyses of internal pay equity and the individual performance of the executive officers that we consider when making compensation decisions. Because the comparative compensation information is just one of several analytic tools that we use in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, the committee may elect not to use the comparative compensation information at all in the course of making compensation decisions.

When reviewing the compensation of our executive officers, the Compensation Committee may also consider our company’s performance during the person’s tenure and the anticipated level of compensation that would be required to replace the person with someone of comparable experience and skill.

In addition to our periodic review of compensation, we also regularly monitor market conditions and may adjust compensation levels from time to time as necessary to remain competitive and retain our most valuable employees. When we experience a significant level of competition for retaining current employees or hiring new employees, we may reevaluate our compensation levels within that employee group in order to ensure our competitiveness.

These principles apply to compensation policies for all of our executive officers. We do not follow the principles in a mechanistic fashion; rather, we apply experience and judgment in determining the appropriate mix of compensation for each individual. This judgment also involves periodic review of discernible measures to determine the progress each individual is making toward agreed-upon goals and objectives.

Elements of Compensation

In 2015, the principal components of compensation for our named executive officers were as follows:

The following is a summary of each component of compensation:

Base Salary

Each of our salaried employees, including our named executive officers, is assigned a salary grade at the commencement of employment. The salary grade, which is subject to periodic review, considers objective criteria relevant to the position, such as the position’s level of financial and operational responsibility and supervisory duties, as well as the education and skills required to perform the functions of the position. Each salary grade has a designated salary range. Within each grade, salaries are determined within the applicable salary range based primarily on subjective factors such as the employee’s contribution to our company and individual performance. No fixed, relative weights are assigned to these subjective factors. On occasion, an employee’s compensation may be fixed at a level above the maximum level for the employee’s salary grade in response to a subjective determination that the employee’s compensation, if set at the maximum level for his or her grade, would be below the level merited by the employee’s contributions to our company.

The Compensation Committee recognizes that Mr. Edwards’ compensation as CEO should reflect his greater policy- and decision-making authority and his higher level of responsibility with respect to our strategic direction and our financial and operating results. At December 31, 2015, our CEO’s annual base salary was 111% higher than the annual base salary for the next highest-paid named executive officer and 133% higher than the average annual base salary for all of our other named executive officers.

In typical years, base salaries are reviewed at least annually and may also be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities and changes in responsibilities, performance and contribution to our company, experience, impact on total compensation, relationship of compensation to other company employees and changes in external market levels. Although in recent years, proposed salary increases for executive officers have tended to be reviewed in October and implemented in January, salary increases for executive officers do not follow a preset schedule or formula but may take into account changes in the market and individual circumstances.

Commencing in the summer of 2014 and continuing throughout 2015 and into 2016, crude oil prices declined significantly and oil markets were volatile and unpredictable. The depressed fundamentals in the oil and gas industry caused most independent and national oil companies and exploration and production companies to significantly reduce their capital spending plans, which in turn negatively impacted our business. As a result of the depressed market conditions, we undertook numerous cost-cutting measures, including significant reductions-in-force as well as freezes on new hiring and broad salary increases. Consistent with those measures, base salaries for our named executive officers remained the same in 2015 as in 2014, and, with one exception, we do not plan to increase executive base salaries for 2016. Effective on January 1, 2016, the base salary for Mr. Woll was increased from $395,850 to $435,435, in recognition of his increased levels of responsibility within the company.

Cash Bonus Incentive Compensation Awards

Our Incentive Compensation Plan is intended to promote the achievement each year of company performance objectives and to recognize the executive officers who contributed to the company’s achievements. The plan provides the opportunity to earn cash compensation that is at-risk on an annual basis and is contingent on achievement of high individual performance and an annual written objective financial performance goal for the company, in addition to applicable award caps and the exercise of negative discretion by the Compensation Committee, as described below. The Compensation Committee reviews and approves the company’s performance goal under our Incentive Compensation Plan during the first calendar quarter of each year to ensure that the key elements of the plan continue to meet the objectives described above. The general intent of the plan is to reward executive officers when the company and the executive perform well. As a result, in most years when company financial performance is strong, cash bonus payments on average will tend to be generally higher. Likewise, when our financial performance is low as compared to our internal targets, cash bonus payments will tend to be generally lower.

Performance under our Incentive Compensation Plan is measured with respect to the designated plan fiscal year. The annual performance goal under the plan and the cap on each participant’s award are established during the first calendar quarter of the performance year. Payments under the plan are paid in cash in an amount reviewed and approved by the Compensation Committee and are ordinarily made in the first quarter following the completion of the performance year, after the actual financial results for that year have been determined and the committee has determined whether applicable performance goals have been met.

Our Incentive Compensation Plan specifies an overall general cap that limits the maximum amount payable under the plan to any participant for any performance period to $7.5 million per year. The Compensation Committee also limits the potential for excessive compensation by setting a separate lower cap on the amount that can be paid to any participant in any given year. In addition, the Compensation Committee retains the authority under our Incentive Compensation Plan to reduce an award, a concept called negative discretion, when the committee deems appropriate. This allows the committee to review and evaluate each participant’s performance in light of the year-end results, which we believe serves to discourage excessive risk taking.

Historically, the objective financial performance goal under our Incentive Compensation Plan has required attainment of a pre-determined level of EBITDA during the applicable plan year. Under the plan, the Compensation Committee employs factors that are both quantitative (our attainment of the financial performance goal) and qualitative (the Compensation Committee’s assessment of the individual executive’s performance and the committee’s exercise of negative discretion). For 2015, the Compensation Committee established an annual performance goal for executive officers under our Incentive Compensation Plan expressed as an amount of target EBITDA for 2015. The Compensation Committee selected EBITDA as the appropriate financial performance measure for the plan because EBITDA generally tracks our consolidated financial performance. We believe that utilizing an EBITDA performance measure in the plan establishes a clear and consistent link between our executive officer bonus incentive compensation and our company’s financial performance.

For purposes of determining the 2015 EBITDA performance goal under our Incentive Compensation Plan, EBITDA was defined as an amount equal to consolidated net income (excluding extraordinary gains and extraordinary losses), for 2015, plus or minus, as applicable, the following to the extent deducted in calculating such consolidated net income:

•	Plus an amount equal to the sum of all interest, premium payments, debt discount, fees, charges and related expenses of the company and its consolidated subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest, for 2015;

•	Plus or minus the provision for taxes based on income or revenues payable by us and our consolidated subsidiaries for 2015;

•	Plus the amount of depreciation and amortization expense for 2015;

•	Minus, without duplication, interest income for 2015; and

•	Plus or minus, without duplication, the amount of non-operating income or expenses for 2015;

in each case excluding the effects during 2015 of (i) asset impairments, (ii) irrecoverable debts or bad debt expense and (iii) gain or loss on the sale of assets.

During the first calendar quarter of 2015, the Compensation Committee approved for our executive officers (including our CEO) a 2015 target EBITDA goal under our Incentive Compensation Plan of $680 million. The target EBITDA goal established for 2015 was lower than the target EBITDA goal applicable to 2014, primarily as a result of the negative impact on our business caused by the steep decline in oil prices during the second half of 2014, which at the beginning of 2015 was expected to negatively impact companies in the oil and gas industry throughout 2015 and beyond. For all participating executive officers other than Mr. Edwards, the maximum amount of each plan performance award for 2015 was determined using the following formula approved by the Compensation Committee during the first calendar quarter of 2015:

A x D

(B + C)/2

A = Eligible Annual Base Salary for 2015

B = $680,000,000 (target EBITDA for 2015)

C = $1,133,125,156 (actual EBITDA for 2014)

D = Actual EBITDA for 2015

The Compensation Committee also determined that the 2015 Incentive Compensation Plan performance award for Mr. Edwards cannot exceed $2.5 million, and the performance award for any other executive officer cannot exceed the lesser of $2.5 million and the officer’s eligible annual base salary for 2015.

During the first calendar quarter of 2015, the Compensation Committee approved for Mr. Edwards a 2015 target EBITDA goal under our Incentive Compensation Plan of $680 million, which is the same EBITDA goal established for our other executive officers. Because Mr. Edwards’ employment agreement specifies the calculation of his annual bonus award under our Incentive Compensation Plan and in recognition of his leadership role in setting company policy and strategic planning, however, Mr. Edwards’ bonus award is calculated differently than other executive officers. In accordance with his employment agreement, Mr. Edwards is eligible to receive an incentive award of up to $500,000 upon achievement of 50% of targeted EBITDA, up to $1,500,000 upon achievement of targeted EBITDA, and a maximum of up to $2,500,000 upon achievement of 150% or more of targeted EBITDA.

When determining Incentive Compensation Plan awards for our executive officers (including Mr. Edwards), the Compensation Committee has reserved the right to apply, and historically has applied, its discretion to lower the amount of awards to be paid under the plan. In determining whether or not to exercise negative discretion, the committee has the ability to reassess the individual’s performance during the performance year or to consider any other factors the committee deems relevant. Although the amount of a performance award is a function of the actual EBITDA achieved for 2015, failure to achieve the EBITDA target does not necessarily preclude the payment of an award under the plan or otherwise, but rather has the effect generally of reducing the amount that would have been payable if the target had been achieved.

In February 2016, the Compensation Committee determined that, for purposes of consideration of awards under our Incentive Compensation Plan and under our CEO’s employment agreement, we achieved approximately $1.057 billion of EBITDA in 2015. The Committee then evaluated the individual performance during the year of each participating executive and authorized incentive compensation awards under our Incentive Compensation Plan and Mr. Edwards’ employment agreement. In the exercise of its business judgment, in each case the Compensation Committee exercised its negative discretion to authorize incentive compensation awards for 2015 in amounts that were less than the maximum amounts available for awards. Awards for 2015 authorized and approved under our Incentive Compensation Plan were paid in February 2016. The “Non-Equity Incentive Plan Compensation” column of the 2015 Summary Compensation Table below reflects the cash incentive awards that our named executive officers received for 2015 under our Incentive Compensation Plan. None of our named executive officers received discretionary cash bonus payments during 2015.

In addition to overall company performance, when considering the 2015 Incentive Compensation Plan awards paid to our named executive officers, the Compensation Committee also considered the individual performance and accomplishments of each officer. For example, when considering the bonus award paid to Mr. Edwards, among the factors the committee took into consideration was Mr. Edwards’ effective leadership in achieving positive financial results in an extremely challenging market and our achievement of several important strategic objectives during the year, such as material cost reductions, increases in operating efficiency and changes in strategic plans to correspond to the changing market. When considering the bonus award paid to Mr. Dew, the committee considered the exceptional operational and safety performance of the fleet during 2015, especially with regard to reducing fleet downtime. When considering the bonus award paid to Mr. Krenek, among the factors the committee considered were the company-wide cost savings initiatives implemented during 2015 and his leadership in managing to achieve our strong financial condition. When considering the bonus award paid to Mr. Roland, the committee considered his leadership in managing risk and minimizing legal costs during the year and the contributions of the legal department toward achieving several strategic objectives during the year. When considering the bonus award paid to Mr. Woll, among the factors the committee considered were his critical involvement in leading several strategic initiatives, his overall leadership in formulating corporate development strategies and efforts and his successful efforts in managing important customer relationships.

If any participant under our Incentive Compensation Plan ceases to be employed by us before the end of a performance period (other than due to retirement or disability, in each case as defined in the plan, or death), the participant will not be eligible to receive a bonus award for that performance period unless payment is required by the terms of an applicable employment agreement or the Compensation Committee otherwise determines that we should pay the award. Unless otherwise required by an agreement, participants who cease to be employed by us before the end of a performance period due to retirement, death or disability are eligible to receive an award prorated to the date of cessation of employment.

Long-Term Stock-Based Awards

We have structured our long-term incentive compensation to provide for an appropriate balance between rewarding performance and encouraging employee retention and stock ownership. Stock-based awards to the named executive officers are designed to reward them for taking actions that benefit the long-term performance of our company and enhance stockholder value. Because the awards will be forfeited in most circumstances if an executive voluntarily leaves our company before the awards vest, these awards are also designed to promote the retention of the services of our executive officers during the vesting period. As a result, these awards recognize performance over a longer term, encourage executive officers to continue their employment with us and directly link the value of the awards to the price of our common stock. All of these elements further serve to align the executive’s interest with those of our stockholders. The Compensation Committee reviews our long-term incentive program each year to ensure that the key elements of this program continue to meet the objectives described above.

There is no pre-established policy or target for the allocation between either cash or non-cash or short-term and long-term incentive compensation; however, at executive management levels, the Compensation Committee strives for compensation to increasingly focus on longer-term incentives. In conjunction with the Board, executive management is responsible for setting and achieving long-term strategic goals. In support of this responsibility, compensation for executive management, and most particularly our CEO, tends to be weighted towards rewarding long-term value creation for stockholders.

The below table illustrates the mix of compensation received by Mr. Edwards and our other named executive officers during 2015:

As demonstrated by the above table, more than 50% of Mr. Edwards’ above compensation for 2015 was in the form of stock-based awards, and over 80% was performance-based and “at risk.” Likewise, on average more than 50% of the above compensation received by our other named executive officers for 2015 was comprised of stock-based awards and performance-based incentive awards.

Approval and Granting Process. The Compensation Committee is authorized to administer our Equity Plan with respect to our named executive officers and all other eligible employees, including the authority to designate participants and allocate awards under the plan. As a result, the Compensation Committee reviews and approves all RSU or other equity awards made to executive officers, regardless of amount. With the exception of certain types of awards approved by Mr. Edwards as described below, either the Compensation Committee or the Executive Committee reviews and approves all grants of RSUs awarded to employees other than executive officers, generally accompanied by the recommendation of Mr. Edwards. In accordance with our Equity Plan, the Compensation Committee has granted to Mr. Edwards the authority to approve and grant to any employee, other than an executive officer, time-vesting RSUs with a grant date value of $25,000 or less, under terms that have been approved by the committee. Mr. Edwards is also required to provide a report to the Compensation Committee of all awards of RSUs made by him under this delegated authority. We believe that this policy is beneficial because it enables smaller grants of equity awards to be made more efficiently, which is particularly important with respect to attracting, hiring and retaining non-executive employees.

We intend to grant awards of RSUs to employees on one of four designated quarterly grant dates during the year: January 1, April 1, July 1 or October 1. The Compensation Committee approved these four dates because they are not close to any dates on which earnings announcements or other regularly scheduled announcements of material events would normally be made by us. For an award to a current employee, the target grant date for the award would generally be the first designated quarterly grant date that occurs after approval of the award. For an award to a newly-hired employee who is not yet employed by us at the time the award is approved, the target grant date for the award would generally be the first designated quarterly grant date that occurs after the new employee commences work. We believe that using targeted quarterly grant dates is beneficial because it serves to remove any perception that the grant date for an award could be capable of manipulation or change for the benefit of the recipient. In addition, having all grants occur on a maximum of four days during the year simplifies both the planning process and certain fair value accounting calculations related to the grants, thereby limiting the administrative burden associated with tracking and calculating the fair values, vesting schedules and tax-related events upon vesting of RSUs.

With the exception of significant promotions, new hires or unusual circumstances, we intend for most awards of RSUs to employees to be made on April 1 of each year. This date was selected because (i) it enables us to consider individual and company performance from the previous year, (ii) the date is close in proximity to the date that we would normally pay annual incentive bonuses and (iii) April 1 is not close to any dates on which an earnings announcement or other regularly scheduled announcement of a material event would normally be made by us.

Awards of SARs Prior to 2015. In recent years prior to 2015, we awarded SARs to our named executive officers. The past awards of SARs have generally vested over a period of four years and had a term of 10 years.

Our Equity Plan requires an anti-dilution adjustment upon the occurrence of certain corporate transactions including, among others, an extraordinary cash dividend. As a result, following our declaration of each special cash dividend, our Compensation Committee approved a payment of cash in the amount of the special cash dividend for each outstanding and unexercised SAR as an anti-dilution adjustment to all executive officers who held SARs that were outstanding as of the record date for such dividend. On the payment date for such special cash dividend, we would pay the executive officer the anti-dilution adjustment payment with respect to SARs that were held and vested on the record date for the dividend. With respect to SARs that were outstanding but not yet vested as of the record date for such special cash dividend, we accrued the anti-dilution adjustment payment amount with respect to such SARs and then pay the executive officer the amount after the applicable SARs vest.

Award of RSUs to New CEO in 2014. Upon commencement of his employment as our CEO in March 2014, we awarded performance-based RSUs to Mr. Edwards. RSUs are contractual rights to receive shares of our common stock in the future if the applicable vesting conditions are met. Each RSU represents a contingent right to receive one share of our common stock. Unlike SARs, RSU awards have economic value when they vest even if our common stock price declines or stays flat, thus delivering more predictable value to our executive officers and providing us with retention benefits over the vesting term of the awards. In addition, because of their “full value” nature, RSU awards provide the opportunity to deliver the desired grant date fair value using a lesser number of shares than might otherwise be used to achieve the same value in SARs, enabling us to use our equity compensation resources more efficiently and manage the overall number of shares granted and possible resulting dilution. The vesting of RSU awards can be dependent on a number of factors, including continued employment over a specified period and/or the attainment of specified performance targets over a specified period, which we believe will further incentivize our executive officers and align their interests more closely with those of our stockholders. For a further discussion of the reasons we changed from SARs to RSUs, see “Executive Summary” above.

Vesting conditions for the RSUs awarded to Mr. Edwards were determined by our Compensation Committee. The RSUs awarded to Mr. Edwards in 2014 were subject to (i) a one-year EBITDA-based performance requirement and (ii) time-vesting requirements over a period of three years. The target number of RSUs granted were 52,581, which was determined based on a target grant date value of $3,000,000 in accordance with the requirements of his employment agreement, prorated for the portion of 2014 during which Mr. Edwards was employed by us.

Award of RSUs to CEO in 2015. In April 2015, Mr. Edwards was awarded a target number of 110,791 RSUs, which was determined based on a target grant date value of $3,000,000 in accordance with his employment agreement. The RSUs will cliff vest subject to our level of achievement towards a specified target of average ratio of Adjusted EBITDA to Adjusted Net PP&E (as such terms are defined below) for each of 2015, 2016 and 2017, as set forth in the table below and subject to the negative discretion of the Compensation Committee to reduce the number of the RSUs that would otherwise be eligible to vest:

Performance Level	Performance as a Percentage of Target	RSUs Vesting
Below Threshold	Less than 50%	0%
Threshold	50%	74,230 (67% of target)
Target	100%	110,791 (100% of target)
Maximum	150% or greater	147,352 (133% of target)

In the event of performance falling between the levels stated above, linear interpolation will be applied to determine the number of RSUs vesting.

For purposes of the RSUs awarded in 2015, “Adjusted EBITDA” means, for any calendar year, an amount equal to consolidated net income (excluding the cumulative effect of any change in accounting principle) for such year plus or minus, as applicable, the following to the extent deducted in calculating such consolidated net income: (a) plus an amount equal to interest expense for such year, (b) plus or minus the provision for accrued tax expense or benefit for such year, (c) plus the amount of depreciation and amortization expense for such year, (d) minus, without duplication, interest income for such year, (e) plus or minus, without duplication, the amount of non-operating expenses or income for such year, and (f) excluding (i) the effects of any asset impairments recorded during such year, (ii) any gain or loss on the sale of assets during such year and (iii) any rig margin—defined as rig revenue less controllable expenses—associated with an asset acquired during the performance period.

For purposes of the RSUs awarded in 2015, “Adjusted Net PP&E” means, at any date of determination, on a consolidated basis, an amount equal to the net book value of all property, plant, and equipment (including, without limitation, land, mineral rights, buildings, structures, machinery, and equipment), plus an amount equal to the net book value of all property, plant, and equipment (including, without limitation, land, mineral rights, buildings, structures, machinery, and equipment) classified on our balance sheet as held for sale, in each case excluding, over the elapsed portion of the performance period to date of such determination, (i) the effects of any impairment of assets and (ii) the net book value added to or removed from net property, plant and equipment or assets held for sale as a result of any asset acquired or sold during such period.

As an additional condition to the vesting of RSUs awarded to him in 2015, Mr. Edwards is required to remain our employee through the vesting date, except as follows:

•

Except as otherwise provided in his employment agreement then in effect, upon Mr. Edwards’ termination without “Cause” or for “Good Reason” on or after April 1, 2017, he will receive 50% of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Except as otherwise provided in his employment agreement then in effect, upon termination of Mr. Edwards’ employment for any other reason (other than for “Cause”), including voluntary resignation, on or after April 1, 2017, he will receive 20% of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

The RSUs do not have voting rights. We reserve the right to settle any vested RSU by cash payment in lieu of stock. In accordance with his employment agreement and his RSU award agreement, upon our payment of any cash or stock dividend in respect of our common stock prior to vesting of an RSU award, Mr. Edwards will be credited with a number of additional RSUs based upon the amount of the dividend that would be payable with respect to shares underlying the RSUs outstanding on the record date for such dividend, subject to the same vesting schedule and conditions as the original RSUs to which they are attributable.

Award of RSUs to Other Named Executive Officers in 2015. In 2015, the Compensation Committee decided to discontinue the annual award of SARs to our named executive officers and other executives and instead award only RSUs. In approving the change, the Compensation Committee determined that, in addition to the advantages discussed above, RSUs would more effectively focus executives on our long-term performance and help align their compensation more directly with stockholder value. In April 2015, three of our non-CEO named executive officers were awarded RSUs. The majority of the RSUs awarded to those named executive officers will cliff vest under the same performance standards and percentage caps applicable to the RSUs awarded to Mr. Edwards in 2015, and a smaller number of RSUs will separately time-vest on April 1, 2017 and April 1, 2018. The target number of RSUs awarded to each of the officers was determined based on a designated target grant date value, as set forth below:

Name	Target Grant Date Value of Performance-Vesting RSUs ($)	Target Grant Date Value of Time-Vesting RSUs ($)
Lyndol L. Dew	82,704	55,136
David L. Roland	195,000	130,000
Ronald Woll	270,000	180,000

In approving the target grant date values for each of the above officers, the Compensation Committee was assisted by recommendations from Mr. Edwards. In considering the relative target grant date values for Mr. Dew, the committee also considered that Mr. Dew is party to a legacy employment agreement with our company that entitles Mr. Dew to certain additional rights and benefits not offered to Mr. Roland or Mr. Woll.

As an additional condition to the vesting of RSUs awarded to the three non-CEO named executive officers in 2015, the officers are required to remain employed by us through the vesting date, except as follows:

•

Upon termination without “Cause” on or after April 1, 2017, the officer will receive 50% of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon retirement at age 63 or older before the end of the 3-year performance period, the officer will receive a pro rata portion of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

The RSUs do not have voting rights. We reserve the right to settle any vested RSU by cash payment in lieu of stock. If we pay a special cash dividend in respect of our common stock prior to vesting of an RSU award, the officers will be credited with a dollar amount equal to the special cash dividend multiplied by the total number of unvested RSUs that are outstanding on the record date for the dividend. Any dividend equivalent rights credited pursuant to the foregoing sentence are payable in cash and are subject to the same vesting, payment and other terms, conditions and restrictions as the original RSUs to which they relate. No crediting of dividend equivalent rights will be made with respect to any regular or ordinary cash dividends. The company did not declare any special cash dividends during 2015.

The RSU award agreements also obligate the above officers to comply with certain restrictive covenants, including obligations of confidentiality, a prohibition on solicitation of our employees for a period of two years after termination of employment and a prohibition on competition for a period of one year after termination of employment.

Personal Benefits, Perquisites and Employee Benefits

Our Board of Directors and executive officers have concluded that we will not offer many perquisites traditionally offered to executives of similarly-sized companies. As a result, perquisites and any other similar personal benefits offered to our executive officers are substantially the same as those generally available on a non-discriminatory basis to all of our full-time salaried employees. These offered benefits include medical and dental insurance, life insurance, disability insurance, a vision plan, a 401(k) plan with a company match, flexible spending accounts for healthcare and dependent care and other customary employee benefits. Business-related relocation benefits may be reimbursed on a case-by-case basis. We intend to continue applying our general policy of not providing specific personal benefits and perquisites to our executive officers; however, we may, in our discretion, revise or add to any employee’s personal benefits and perquisites if we deem it advisable.

We maintain a defined contribution plan (which we refer to as our Retirement Plan) designed to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended (which, together with the regulations promulgated thereunder, we refer to as the Code). Pursuant to our Retirement Plan, in 2015 we matched 100% of the first 6% of each participant’s compensation contributed and, until May 2015, we contributed 4% of the participant’s defined compensation. We discontinued the 4% contribution as part of our cost-reduction measures implemented in 2015. In addition, under our Amended and Restated Supplemental Executive Retirement Plan (which we refer to as our SERP), we contribute to participants any portion of the applicable percentage of the base salary contribution and the matching contribution that cannot be contributed under the Retirement Plan because of the limitations within the Code. Participants in this plan are a select group of our management or highly compensated employees, including the named executive officers, and are fully vested in all amounts paid into the plan. We also make contributions for group term life insurance, spouse/dependent life insurance, and long-term disability insurance for our employees, including our named executive officers, as indicated in the 2015 Summary Compensation Table below.

Indemnification of Directors and Executive Officers

Our Bylaws provide certain rights of indemnification to our directors and employees (including our executive officers) in connection with legal actions brought against them by reason of the fact that they are or were a director, officer, employee or agent of our company, to the fullest extent permitted by law. As discussed below, we have also entered into an employment agreement with Mr. Edwards that requires us to indemnify him to the fullest extent permitted by our Certificate of Incorporation and Bylaws. The agreement also requires us to provide Mr. Edwards with coverage under our directors’ and officers’ liability insurance policies.

Risk Management Considerations

We believe that our bonus and equity programs create incentives for employees to create long-term stockholder value. Our Compensation Committee has considered the concept of risk as it relates to the company’s compensation program and has concluded that the company’s compensation program does not encourage excessive or inappropriate risk-taking. Several elements of our compensation program are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk:

•

Our compensation program consists of both fixed and variable compensation. The fixed (or salary) portion is designed to provide a steady income regardless of our stock price performance so that executives do not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short-term and long-term corporate performance. We believe that the variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce positive short- and long-term corporate results, while the fixed element is also sufficiently high such that executives are not encouraged to take unnecessary or excessive risks in doing so.

•	Executives receive a significant portion of their compensation in the form of equity, which discourages them from making short-term decisions that may result in long-term harm to the organization.

•

All of the RSUs awarded to Mr. Edwards, and the majority of the RSUs awarded to each of our other named executive officers, are performance-vesting rather than time-vesting. The performance-based RSUs cliff vest after a three-year performance period from the date of grant, encouraging executives to look to long-term financial results and long-term appreciation in equity values. Time-vesting RSUs promote the same motivation, vesting over 2-year and 3-year periods from the date of grant.

•

The Compensation Committee retains the discretion to decrease the value of any equity or cash incentive award received by executive officers, and historically has exercised its negative discretion on awards.

•

The financial metrics used to determine the amount of an executive’s bonus and equity vesting are measures the Compensation Committee believes contribute to long-term stockholder value and promote the continued viability of the company. Moreover, the committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short-term results. In addition, the overall maximum bonus for each participating named executive officer other than our CEO cannot exceed 100% of the executive’s base salary under the bonus plan, and the overall bonus for Mr. Edwards under his employment agreement cannot exceed $2,500,000 (250% of his base salary) under the bonus plan, in each case no matter how much the company’s financial performance exceeds the ranges established at the beginning of the year. Likewise, the number of performance-vesting RSUs awarded in 2015 that are eligible for vesting is capped at 133% of the grant date value, regardless of our financial performance.

•

We have strict internal controls over the measurement and calculation of the financial metrics used in determining an executive’s bonus and the vesting of RSUs, designed to prevent the metrics from being susceptible to manipulation by any employee, including our executives.

•

We do not permit our executive officers or directors to enter into short sale or hedging transactions involving our stock, thereby preventing executives from insulating themselves from the effects of poor stock price performance.

Employment Agreements

In past recent years, we have not entered into employment agreements with employees other than our CEO. We have generally entered into employment agreements with executives only when the Compensation Committee determines that an employment agreement is in the company’s best interest to obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition for the executive’s position, or where the committee determines that an employment agreement is necessary and appropriate to attract an executive in light of market conditions, the prior experience of the executive or practices at our company with respect to other similarly situated employees.

The following discussion describes the material terms of our existing executive employment agreements with our current named executive officers:

Marc Edwards

In connection with his hire as our CEO, in February 2014 we entered into an employment agreement with Mr. Edwards, which commenced on March 3, 2014 and continues until December 31, 2016 and afterwards may be renewed by mutual agreement. The agreement specifies an annual base salary of $1 million. Mr. Edwards is also entitled to receive an annual incentive cash award with a target amount of $1,500,000, subject to the attainment of certain performance goals and subject further to the negative discretion of our Compensation Committee. In addition, the agreement provides that each calendar year Mr. Edwards will be granted RSUs with a target grant date value of not less than $3,000,000, subject to the achievement of applicable performance goals, periodic vesting requirements, the negative discretion of the Compensation Committee and continued employment (except as noted below).

Under the agreement, Mr. Edwards is entitled to certain severance payments if his employment is terminated under specified circumstances. Specifically, if Mr. Edwards’ employment is terminated as a result of his death or disability, in addition to the benefits executive employees receive generally (including unpaid base salary through the termination date, unpaid annual bonus for a completed performance year and unpaid amounts under applicable plans, policies and programs), Mr. Edwards would be entitled to:

•	Full vesting of any RSUs with respect to which the applicable performance goals have been achieved and which are subject only to the condition of continued employment;

•	Pro rata vesting of RSUs outstanding and subject to the achievement of performance goals at the date of termination, subject to and based upon the achievement of the applicable performance goals; and

•	Pro rata payment of the annual bonus as if there had been achievement of 100% of the specified performance target.

We may at any time terminate our employment agreement with Mr. Edwards for “Cause” if Mr. Edwards (i) is convicted of, or pleads guilty or nolo contendere to, a felony; or (ii) engages in conduct that constitutes either (x) a material and willful breach of the agreement, (y) willful, or reckless, material misconduct in the performance of his duties under the agreement or (z) willful, habitual neglect of his material duties under the agreement; provided, however, that for purposes of clauses (ii)(y) and (ii)(z) above, Cause shall not include any act or omission believed by Mr. Edwards in good faith to have been in or not opposed to the interest of the company (without any intent by him to gain, directly or indirectly, a profit to which he is not legally entitled). Mr. Edwards may terminate his employment agreement for “Good Reason” upon the occurrence of any of the following events, without Mr. Edwards’ prior written consent and without cure by our company: (i) the assignment to Mr. Edwards of duties that are materially inconsistent with his position (including his status, offices, titles and reporting relationships), authority, duties or responsibilities; (ii) actions by the company that have resulted in a substantial diminution in his position, authority, duties or responsibilities; (iii) a substantial breach by the company of any material obligation to Mr. Edwards under the agreement; (iv) any failure to elect or appoint him as President and CEO or to maintain him in such position throughout the term of the agreement; (v) any reduction in base salary or target annual bonus opportunity from the amounts set forth in the agreement; (vi) any failure by the company to nominate him as a director at each election in which his Board seat is up for election or reelection as applicable; or (vii) any failure of the company to obtain the assumption in writing of its obligation to perform the agreement by any successor to all or substantially all of the business or assets of the company after a merger, consolidation, sale or similar transaction.

If we terminate Mr. Edwards without Cause, or if he terminates his employment for Good Reason, in addition to such benefits executive employees receive generally, Mr. Edwards would be entitled to:

•	A pro-rata annual bonus for the year in which the terminations occurs, based on actual performance for such year;

•	Separation payments of $208,333 per month through the end of the then-scheduled term of the employment agreement, but in any event not less than 12 and not more than 24 such payments;

•

Pro rata vesting of RSUs outstanding and subject to the achievement of performance goals at the date of termination and continued eligibility for vesting of RSUs outstanding on the termination date that are subject to achievement of performance goals, in each case subject to and based upon the achievement of the applicable performance goals;

•

Full vesting of any RSUs held by Mr. Edwards upon termination of employment with respect to which the applicable performance goals have been achieved and which are subject only to time-vesting requirements or the condition of continued employment;

•	Continued participation for him and his dependents in our group medical plan for 24 months; and

•	Customary outplacement services commensurate with his position, not to exceed 12 months or $25,000.

As a condition to receiving these severance payments and benefits, Mr. Edwards must enter into a release of claims as provided in his employment agreement. In his agreement, Mr. Edwards agrees not to compete against us for a period of one year after his employment ends and agrees not to solicit for employment any of our employees for a period of two years after his employment ends. The agreement also contains provisions relating to protection of our confidential information and intellectual property. Mr. Edwards’ employment agreement contains no provision for an additional payment upon a change in control.

For further discussion of the provisions of Mr. Edwards’ employment agreement regarding compensation to him in the event of his termination by us without Cause or by him for Good Reason, see “—Potential Payments Upon Termination or Change in Control” below.

Lyndol L. Dew and Gary T. Krenek

We have also entered into employment agreements with each of Mr. Dew and Mr. Krenek. Each such agreement was entered into in 2006 for an initial term of three years and provides for automatic extensions for successive one-year periods thereafter. Under his respective employment agreement, each such named executive officer is also entitled to certain severance payments if his employment is terminated under specified circumstances.

We may at any time terminate either employment agreement for “Cause” if the executive: (i) engages in conduct that constitutes a breach of his fiduciary duty to our company or our stockholders; (ii) in carrying out his duties engages in conduct that constitutes acts of fraud; (iii) in carrying out his duties engages in conduct that constitutes gross neglect; (iv) in carrying out his duties engages in conduct that constitutes gross misconduct resulting, in any case, in economic harm to our company; or (v) is convicted of a felony. Either executive may terminate his employment agreement for “Good Reason” upon the occurrence of any of the following events: (a) without executive’s consent, a substantial and material diminishment of his duties, responsibilities and status with our company; (b) a reduction in base salary or job title; and (c) the executive being required to relocate anywhere other than Houston, Texas, except in the event the office is moved no more than 50 miles from its present location, or, in the event the executive consents to the relocation, or the failure by the company to pay or reimburse the executive for moving expenses incurred by the executive relating to such relocation and to indemnify the executive against any loss realized in the sale of the executive’s principal residence in connection with the relocation.

If we terminate the executive without Cause, or as a result of his death or disability, or if the executive terminates the agreement for Good Reason, in addition to the benefits executive employees receive generally (including all accrued but unpaid base salary, accrued and unpaid expense reimbursements and other cash entitlements and, except as otherwise previously requested by the executive, the amount of any accrued and unpaid compensation, as well as unpaid amounts under applicable plans, policies and programs), the executive is generally entitled to continuation of his base salary for the remaining term of the employment agreement or 24 months, whichever is greater; continuation of insurance benefits (medical, dental, life and disability) for the executive and his family for the remaining term of the agreement or two years, whichever is greater, or until he becomes eligible for comparable coverage by a subsequent employer; any unexercised and/or unvested stock option grant or equivalent (SARs paid in stock) held by the executive upon termination of employment will be fully vested on the date of termination and be eligible for exercise as provided for in the applicable plan; and customary outplacement services commensurate with the executive’s position, not to exceed 12 months or $25,000.

As a condition to receiving severance payments and benefits, Mr. Dew and Mr. Krenek must enter into a release of claims as provided in the employment agreement. In these agreements, the executives agree not to solicit for employment any of our employees for a period of two years after employment ends. The agreements also contain provisions relating to protection of our confidential information and intellectual property. These employment agreements contain no provision for payment upon a change in control, nor do they require us to provide any tax-gross-up benefits.

For further discussion of the provisions of Mr. Dew’s and Mr. Krenek’s employment agreements regarding compensation to them in the event of termination by us without Cause or by them for Good Reason, see “—Potential Payments Upon Termination or Change in Control” below. In February 2016, Mr. Krenek announced his intention to retire from our company, effective on May 3, 2016.

Deductibility of Compensation for Tax Purposes

U.S. tax rules generally limit the deductibility of compensation paid to our named executive officers to $1 million per person per year unless such compensation is “performance-based.” In general, we intend to structure our incentive compensation arrangements in a manner that complies with these tax rules and maximizes the deductibility of the compensation we pay. Accordingly, we have designed compensation in the form of performance awards made under our Equity Plan and awards made under our Incentive Compensation Plan to be “performance-based” under the applicable provisions of the Code. Likewise, the impact of Section 409A of the Code is taken into account, and our executive compensation plans and programs are, in general, designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from non-compliance.

Separation Arrangement with Mr. Krenek

In February 2016, Mr. Krenek announced his intention to retire from our company, effective on May 3, 2016. In connection with his announcement, on February 22, 2016 we entered into a separation agreement with Mr. Krenek regarding his retirement. The agreement provided for, among other things, continuation of his current base salary for 12 months after retirement, acceleration of unvested stock appreciation rights (which will then remain exercisable until the earlier of 90 days following Mr. Krenek’s resignation and the ten-year anniversary of the date of grant), payment of premiums for group medical, dental and vision insurance for two years, payment of a total of $480,000 to Mr. Krenek upon the accomplishment of certain designated actions and achievements prior to his retirement and payment of a prorated bonus for 2016. In the agreement, Mr. Krenek agreed to provide a full release for the benefit of our company, and to abide by covenants of confidentiality, noncompetition and nonsolicitation of our employees. If Mr. Krenek retires as intended, we will also enter into a one-year consulting agreement with him, providing for Mr. Krenek to provide consulting services to us, if and when requested by us, for a daily fee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of the company. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE Paul G. Gaffney II, Chairman Edward Grebow Raymond S. Troubh

EXECUTIVE COMPENSATION

2015 Summary Compensation Table

The following table summarizes the compensation of our named executive officers for 2015, using the disclosure rules required by the Commission. Mr. Edwards commenced employment as our President and CEO on March 3, 2014. Mr. Roland was hired as our Senior Vice President, General Counsel and Secretary on September 5, 2014. Mr. Woll was hired as our Senior Vice President and Chief Commercial Officer on June 30, 2014. Mr. Krenek has notified our company of his intention to retire as an officer of the company effective on May 3, 2016.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Marc Edwards	2015	1,000,000	2,957,012	—	1,500,000	140,887	5,597,899
President and CEO	2014	833,333	2,498,630	—	1,249,315	224,873	4,806,151

Lyndol L. Dew	2015	473,349	128,319	34,458	236,675	87,567	960,368
Senior Vice President,	2014	452,786	—	83,350	142,005	227,291	905,432
Worldwide Operations	2013	448,673	—	80,789	235,000	199,751	964,213

Gary T. Krenek	2015	458,609	—	34,458	229,305	86,483	808,855
Senior Vice	2014	440,410	—	83,350	183,400	228,615	935,775
President and CFO	2013	436,770	—	80,789	235,000	201,159	953,718

David L. Roland	2015	390,000	302,570	34,458	156,000	34,494	917,522
Senior Vice President,
General Counsel and Secretary

Ronald Woll	2015	395,850	418,940	34,458	197,925	31,275	1,078,448
Senior Vice President and
Chief Commercial Officer

Notes to 2015 Summary Compensation Table

Stock Awards Column. All of the amounts in the “Stock Awards” column reflect the grant-date fair value of RSUs (excluding any impact of assumed forfeiture rates) awarded under our Equity Plan, computed in accordance with FASB ASC Topic 718. For a description of the rights and terms of the RSUs, see “Compensation Discussion and Analysis—Long-Term Stock-Based Awards” above. In addition to the grants and awards in 2015 described in the 2015 Grants of Plan-Based Awards table below, the amount shown for Mr. Edwards under “Stock Awards” for 2014 represents the grant date fair value of RSUs granted to him pursuant to his employment agreement and our Equity Plan on March 3, 2014, based on the volume-weighted average price of our common stock on the day preceding the grant. The target number of RSUs granted was 52,581, which was determined based on a target grant date value of $3,000,000 in accordance with his employment agreement, prorated for the portion of 2014 during which Mr. Edwards was employed by us, divided by $47.52 per share, which was the volume-weighted average price per share of our common stock on the NYSE for the 10 consecutive trading days immediately preceding the date of grant. The RSUs granted in 2014 were subject to a one-year EBITDA-based performance requirement and time-vesting requirements over a period of three years. The RSU grant terms provided that, to the extent earned based on achievement of the applicable performance goal, the RSUs would vest over three years in equal annual installments beginning March 3, 2015 (assuming continued employment), subject to the terms and conditions of the award certificate. If the highest level of performance conditions had been ultimately achieved, the aggregate grant date fair value of the RSUs granted to Mr. Edwards in 2014 would have been $3,331,532.

In January 2015, the Compensation Committee determined that the objective performance goal for Mr. Edwards’ 52,581 RSUs had been satisfied. As a result, Mr. Edwards’ 52,581 RSUs were deemed to have been earned by him and then became subject to the three-year time-vesting schedule. The first and second installments of the earned RSUs (each consisting of 17,527 RSUs) vested on March 3, 2015 and March 3, 2016, respectively, and the remaining 17,527 earned RSUs will vest on March 3, 2017, subject to the terms and conditions of the award certificate and assuming Mr. Edwards’ continued employment. For a discussion of the valuation assumptions for the awards, see Note 4, Stock-Based Compensation, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Option Awards Column. All of the amounts in the “Option Awards” column reflect the aggregate grant-date fair value of SARs (excluding any impact of assumed forfeiture rates) awarded under our Equity Plan, computed in accordance with FASB ASC Topic 718. In each case, the SARs vest over a period of four years and have a term of 10 years. For a discussion of the valuation assumptions for the awards, see Note 4, Stock-Based Compensation, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. Each grant of SARs was made at an exercise price equal to fair market value on the date of grant, which is defined in our Equity Plan as the mean between the highest and lowest reported sales price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant. As a result, the exercise prices for the SARs equal or exceed the fair market value per share of our common stock on the date of grant as so defined. The SARs we awarded in 2013 were approved in the first quarter of 2013 but granted in four quarterly increments over the course of the year, the first grant being in April 2013 and the last grant being in January 2014. Likewise, the SARs we awarded in 2014 were approved in the first quarter of 2014 but granted in four quarterly increments over the course of the year, the first grant being in April 2014 and the last grant being in January 2015. The SARs included in the “Option Awards” column for 2015 consist of the quarterly increment approved in the first quarter of 2014 but granted in January 2015. As of December 31, 2015, all of the SARs granted to the named executive officers in 2013, 2014 and 2015 and included in the above table were in fact “underwater” and therefore had no realizable value.

Other Columns. All payments of non-equity incentive plan compensation reported for 2015 were made in February 2016 with regard to the 2015 fiscal year and were earned and paid pursuant to our Incentive Compensation Plan.

The amounts shown in the “All Other Compensation” column consist of the following:

2015 All Other Compensation Table

Name	Employer Contributions to Retirement Plan ($)	Retirement Plan Matching ($)	Insurance ($)	SERP ($)	Dividend Equivalents; Anti-dilution Adjustment for Special Dividends ($)	Total ($)
Marc Edwards	10,600	15,900	4,497	48,523	61,367	140,887
Lyndol L. Dew	6,311	15,900	4,497	15,859	45,000	87,567
Gary T. Krenek	6,115	15,900	4,497	14,971	45,000	86,483
David L. Roland	5,200	15,900	4,497	7,522	375	34,494
Ronald Woll	5,278	13,250	4,497	7,875	375	31,275

2015 Nonqualified Deferred Compensation

The following table sets forth certain information for the named executive officers with respect to nonqualified deferred compensation:

Name	Registrant Contributions in 2015 ($)(1)	Aggregate Earnings in 2015 ($)(2)	Aggregate Withdrawals/ Distributions in 2015 ($)(3)	Aggregate Balance at December 31, 2015 ($)(4)
Marc Edwards	108,200	1,690	44,133	255,256
Lyndol L. Dew	12,501	3,358	45,000	193,927
Gary T. Krenek	11,616	3,355	45,000	193,164
David L. Roland	7,500	22	375	8,647
Ronald Woll	7,851	24	375	9,000

(1)

These amounts include contributions under our SERP in the following amounts: Mr. Edwards $46,833; Mr. Dew $12,501; Mr. Krenek $11,617; Mr. Roland $7,500; and Mr. Woll $7,851. Our contributions under this plan are further described in our “Compensation Discussion and Analysis” above under the heading “Personal Benefits, Perquisites and Employee Benefits.” The amount shown for Mr. Edwards also includes $61,367 for a dividend equivalent in the form of additional RSUs credited to Mr. Edwards in accordance with his employment agreement which correspond to payments of regular cash dividends paid on March 2, June 1, September 1 and December 1, 2015 prior to vesting of the original RSUs to which the additional RSUs are attributable. These contributions are also reported in the “All Other Compensation” column of the 2015 Summary Compensation Table and in the “SERP” and “Dividend Equivalents; Anti-dilution Adjustment for Special Dividends” columns, respectively, of the 2015 All Other Compensation Table.

(2)

These amounts represent interest earned on contributions under our SERP. These amounts are also reported in the “All Other Compensation” column of the 2015 Summary Compensation Table. These earnings were calculated by applying a fixed interest rate based on the annual yield on 10-year U.S. Treasury Securities to current year and deferred contributions.

(3)

These amounts represent payments made in 2015 for accrued anti-dilution adjustments after awards vested in 2015. The amount shown for Mr. Edwards represents a dividend equivalent in the form of additional RSUs that vested during 2015.

(4)

These amounts represent the aggregate balances as of December 31, 2015 for each of the named executive officers pursuant to our SERP and either a dividends equivalent or the amount payable pursuant to anti-dilution adjustments under the terms of our Equity Plan. The deferred balances related to our SERP were reported in the Summary Compensation Table in each contribution year. The deferred balances related to the amounts payable pursuant to the anti-dilution adjustments under the terms of our Equity Plan are reported in the “All Other Compensation” column of the Summary Compensation Table and in the “Dividend Equivalents; Anti-dilution Adjustment for Special Dividends” column of the All Other Compensation Table in the year in which such anti-dilution adjustments are made, irrespective of when they are paid.

Potential Payments Upon Termination or Change in Control

Under the terms of our equity-based compensation plans and our employment agreements, our CEO and certain of our other named executive officers are entitled to payments and benefits upon the occurrence of specified events, including termination of employment. The following summaries and tables describe the specific terms of these arrangements and the estimated potential payments payable to each of our named executive officers upon termination of employment or a change in control of our company under their current employment agreements and our stock plans and other compensation programs as if his employment had terminated for these reasons, or the change in control had occurred, on December 31, 2015. As indicated in the below summaries, we do not currently have any plans, programs or agreements under which payments to any of the named executive officers are triggered by a change in control of our company. The Compensation Committee may, in its discretion, agree to revise, amend or add to the benefits if it deems advisable. For purposes of the following summaries, dollar amounts are estimates based on annual base salary as of December 31, 2015, benefits paid to the named executive officer in fiscal 2015 and SARs and RSU holdings of the named executive officer as of December 31, 2015. The summaries assume a price per share of our common stock of $21.10, which was the closing price per share on December 31, 2015, as reported on the NYSE. The actual amounts to be paid to the named executive officers can only be determined at the time of each executive’s separation from the company.

The amounts of potential future payments and benefits as set forth in the tables below, and the descriptions of the assumptions upon which such future payments and benefits are based and derived, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are estimates of payments and benefits to certain of our executives upon their termination of employment or a change in control, and actual payments and benefits may vary materially from these estimates. Actual amounts can only be determined at the time of such executive’s actual separation from our company or the time of such change in control event. Factors that could affect these amounts and assumptions include, among others, the timing during the year of any such event, our company’s stock price, unforeseen future changes in our company’s benefits and compensation methodology, the age of the executive and the circumstances of the executive’s termination of employment.

Marc Edwards

As discussed in detail under “Employment Agreements” above, Mr. Edwards is entitled to certain benefits under his employment agreement upon the occurrence of any of the following events:

•	His employment is terminated as the result of his death or disability;

•	We terminate his employment for “Cause” or without “Cause;” or

•	Mr. Edwards resigns for “Good Reason.”

In addition, in connection with his hire as our President and CEO in March 2014, Mr. Edwards was awarded a target number of 52,581 RSUs that were subject to a one-year EBITDA-based performance requirement and time-vesting requirements over a period of three years. In accordance with the RSU award certificate, his unvested RSUs will terminate early if his employment is terminated for “Cause” (as defined in his employment agreement) or he voluntarily terminates his employment for any reason other than “Good Reason” (as defined in his employment agreement). Upon any of the following events, Mr. Edwards’ unvested earned RSUs will immediately vest:

•	Termination of employment on account of his death or disability after December 31, 2014; or

•	Termination of employment by the company without “Cause” (as defined in his employment agreement) or by Mr. Edwards for “Good Reason,” in either case after December 31, 2014.

In January 2015, the Compensation Committee determined that the objective performance goals for Mr. Edwards’ 52,581 RSUs had been satisfied. As a result, Mr. Edwards’ 52,581 RSUs were deemed to have been earned by him and then began to vest over three years in equal annual installments beginning March 3, 2015. The first and second installments of the earned RSUs (each consisting of 17,527 RSUs) vested on March 3, 2015 and March 3, 2016, respectively, and the remaining 17,527 earned RSUs will vest on March 3, 2017, subject to the terms and conditions of his award certificate and assuming Mr. Edwards’ continued employment.

In accordance with his employment agreement and his RSU award agreement, upon our payment of any cash or stock dividend in respect of our common stock prior to vesting of an RSU award, Mr. Edwards is credited with a number of additional RSUs based upon the amount of the dividend that would be payable with respect to shares underlying the RSUs outstanding on the record date for such dividend, subject to the same vesting schedule and conditions as the original RSUs to which they are attributable.

In April 2015, Mr. Edwards was awarded a target number of 110,791 RSUs that will cliff vest subject to our level of achievement towards a specified performance target for each of 2015, 2016 and 2017. As an additional condition to the vesting of the RSUs awarded to him in 2015, Mr. Edwards is required to remain our employee through the 2017 vesting date, except as follows:

•

Except as otherwise provided in his employment agreement, upon Mr. Edwards’ termination without “Cause” or for “Good Reason” on or after April 1, 2017, he will receive 50% of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Except as otherwise provided in his employment agreement, upon termination of Mr. Edwards’ employment for any other reason (other than for “Cause”), including voluntary resignation, on or after April 1, 2017, he will receive 20% of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

Assuming Mr. Edwards’ employment was terminated under each of these circumstances or a change of control occurred on December 31, 2015, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

Marc Edwards Executive Benefits & Payments	Termination For Good Reason or Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)(1)	Change of Control ($)
Cash Severance (2)	2,499,996	—	—	—	—
Bonus (3)	1,500,000	1,500,000	—	—	—
Accelerated RSUs (4)	3,077,330	3,077,330	—	—	—
Insurance Continuation (5)	43,824	—	—	—	—
SERP	105,623	105,623	105,623	105,623	—
Dividend Equivalents (6)	91,763	91,763	—	—	—
Outplacement Services (7)	25,000	—	—	—	—
Total	7,343,536	4,774,716	105,623	105,623	—

(1)	The above table does not include a scenario for termination due to retirement because, as of December 31, 2015, Mr. Edwards was not yet retirement-eligible under our policies and plans.
(2)

Severance of $208,333 per month for 12 months. In addition, if Mr. Edwards resigns or his employment is terminated for any reason, he may be paid for his unused vacation days. Mr. Edwards is currently entitled to 15 vacation days per year. The above table assumes that there is no earned but unpaid base salary or unpaid business expense reimbursements as of the time of termination.

(3)

Under his employment agreement, (i) if Mr. Edwards’ employment is terminated by him for Good Reason or by us without Cause, he is entitled to a prorated annual bonus for the year in which the termination occurs, based on actual performance for the year, and (ii) if his employment is terminated as a result of his death or disability, he is entitled to a prorated annual bonus based on full achievement of the specified performance target. Under his employment agreement, Mr. Edwards is eligible to receive a target bonus of up to $1,500,000 upon full achievement of the specified performance target or a maximum bonus of up to $2,500,000 upon achievement of 150% or more of the specified performance target. The actual bonus payment that Mr. Edwards would be entitled to receive upon his termination may be different from the estimated amount included in the above table, depending on the achievement of payment criteria under the Incentive Compensation Plan.

(4)

As of December 31, 2015, Mr. Edwards held (i) 35,054 earned but unvested performance RSUs granted in connection with his hire in 2014, and (ii) a target number of 110,791 unvested performance RSUs granted in April 2015. The value of the RSUs that would accelerate and fully vest in the event of the termination of employment for death, disability or termination without Cause or for Good Reason was calculated by multiplying 35,054 earned and unvested RSUs and 110,791 unvested RSUs by $21.10 (the closing price per share on December 31, 2015, as reported on the NYSE). The amounts shown are based on the estimated number of RSUs that would have vested assuming achievement of the target level of performance. Of the 35,054 unvested RSUs described above, 17,527 RSUs vested on March 3, 2016 and another 17,527 are scheduled to vest on March 3, 2017.

(5)

The value of insurance continuation in the above table is the total cost of continuation coverage for Mr. Edwards under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for 24 months, maintaining his same levels of medical, dental and other insurance as in effect on December 31, 2015, less the amount of premiums to be paid by Mr. Edwards for such coverage.
(6)

This is the value of additional RSUs credited to Mr. Edwards in accordance with his employment agreement, which correspond to payments of regular cash dividends paid on June 1, September 1 and December 1, 2015 prior to vesting of the original RSUs to which the additional RSUs are attributable. These RSUs would vest on his date of termination of employment, subject to and based upon the achievement of the performance goals applicable to the original RSUs to which the additional RSUs are attributable.

(7)	Represents the maximum potential payment under this obligation.

Other Named Executive Officers

As discussed in detail under “Employment Agreements” above, each of Mr. Dew and Mr. Krenek is entitled to certain benefits under his employment agreement upon the occurrence of any of the following events:

•	His employment is terminated as the result of his death or disability;

•	We terminate his employment for “Cause” or without “Cause;” or

•	He resigns for “Good Reason.”

Neither Mr. Roland nor Mr. Woll is party to an employment agreement with our company.

In addition, each of Messrs. Dew, Krenek, Roland and Woll has received awards of SARs in the past. The SARs vested in 25% increments over a period of four years and had a maximum term of 10 years. The currently-held vested SARs will remain exercisable after the holder’s termination of employment, death, disability or retirement for periods of between 90 days and three years following such event, depending on the event. If the holder is terminated for cause or voluntarily terminates his employment (in the case of Messrs. Dew and Krenek, without “Good Reason”), all of his vested and unvested SARs will immediately terminate.

Our Equity Plan requires an anti-dilution adjustment upon the occurrence of certain corporate transactions including, among others, an extraordinary cash dividend. As a result, following our declaration of each special cash dividend, our Compensation Committee approved a payment of cash in the amount of the special cash dividend for each outstanding and unexercised SAR as an anti-dilution adjustment to all executive officers who held SARs that were outstanding as of the record date for such dividend. On the payment date for such special cash dividend, we would pay the executive officer the anti-dilution adjustment payment with respect to SARs that were held and vested on the record date for the dividend. With respect to SARs that were outstanding but not yet vested as of the record date for such special cash dividend, we accrued the anti-dilution adjustment payment amount with respect to such SARs and then pay the executive officer the amount after the applicable SARs vest.

In April 2015, each of Messrs. Dew, Roland and Woll were awarded a target number of RSUs that will cliff vest subject to our level of achievement towards a specified performance target for each of 2015, 2016 and 2017. As an additional condition to the vesting of the RSUs awarded in 2015, the respective recipient is required to remain our employee through the 2017 vesting date, except as follows:

•

Upon termination without “Cause” on or after April 1, 2017, the officer will receive 50% of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period; and

•

Upon retirement at age 63 or older before the end of the 3-year performance period, the officer will receive a pro rata portion of his RSUs that eventually vest upon attainment of the performance goals after the end of the 3-year performance period.

Assuming each of Messrs. Dew, Krenek, Roland and Woll was terminated under each of these circumstances or a change of control occurred on December 31, 2015, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

Lyndol L. Dew Executive Benefits & Payments	Termination For Good Reason or Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)	Retirement ($)(1)	Change of Control ($)
Cash Severance (2)	946,698	946,698	—	—	—	—
Bonus (3)	—	236,675	—	—	236,675	—
Accelerated Equity Awards (4)	—	—	—	—	—	—
Insurance Continuation (5)	31,800	31,800	—	—	—	—
SERP	156,427	156,427	156,427	156,427	156,427	—
Anti-Dilution Adjustments (6)	37,500	37,500	—	—	—	—
Outplacement Services (7)	25,000	25,000	—	—	—	—
Total	1,197,327	1,434,002	156,427	156,427	393,102	—

(1)	As of December 31, 2015, Mr. Dew was 61 years old, which qualifies him to receive certain retirement benefits under certain of our plans and programs but not under certain other plans and programs.
(2)

Represents severance of annual base salary ($473,349) for two years, payable not less frequently than in equal monthly installments following termination or, in the case of death, in a lump sum. In addition, if Mr. Dew resigns or his employment is terminated for any reason, he may be paid for his unused vacation days. Mr. Dew is currently entitled to 25 vacation days per year. The above table assumes that there is no earned but unpaid base salary or unpaid business expense reimbursements as of the time of termination.

(3)

Under our Incentive Compensation Plan, participants who cease to be employed by us before the end of a performance period due to retirement at or after age 60, death or disability are eligible to receive a bonus award that is prorated to the employment termination date but based upon the actual performance for the entire performance period. The actual bonus payment that Mr. Dew would be entitled to receive upon his termination may be different from the estimated amount included in the above table, depending on the achievement of payment criteria under the Incentive Compensation Plan.

(4)

As of December 31, 2015, Mr. Dew held (i) 12,000 unvested SARs awarded prior to April 2015 and (ii) 5,090 unvested RSUs granted in April 2015. Under his employment agreement, if his employment is terminated due to death, disability or termination without Cause or for Good Reason, his unvested SARs would accelerate and fully vest. His RSUs would not be subject to accelerated vesting upon any termination of employment for Cause or upon any retirement before age 63. All SARs held by Mr. Dew have an exercise price greater than $21.10 (the closing price per share on December 31, 2015, as reported on the NYSE); as a result, the accelerated SARs were calculated as having a zero value.

(5)

The value of insurance continuation in the above table is the total cost of COBRA continuation coverage for Mr. Dew for 24 months (which is the maximum period available under his employment agreement), maintaining his same levels of medical, dental and other insurance as in effect on December 31, 2015, less the amount of premiums to be paid by Mr. Dew for such coverage.

(6)

Represents the amount payable pursuant to cash anti-dilution adjustments accrued under the terms of our Equity Plan based on unvested SAR awards outstanding, assuming all such awards become fully vested as of termination of employment.

(7)	Represents the maximum potential payment under this obligation.

Gary T. Krenek Executive Benefits & Payments	Termination For Good Reason or Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)(1)	Change of Control ($)
Cash Severance (2)	917,218	917,218	—	—	—
Bonus (3)	—	229,305	—	—	—
Accelerated Equity Awards (4)	—	—	—	—	—
Insurance Continuation (5)	31,800	31,800	—	—	—
SERP	155,664	155,664	155,664	155,664	—
Anti-Dilution Adjustments (6)	37,500	37,500	—	—	—
Outplacement Services (7)	25,000	25,000	—	—	—
Total	1,167,182	1,396,487	155,664	155,664	—

(1)

The above table does not include a scenario for termination due to retirement because, as of December 31, 2015, Mr. Krenek was not yet retirement-eligible under our policies and plans. In February 2016, Mr. Krenek notified our company of his intention to retire as an officer of the company effective on May 3, 2016.

(2)

Represents severance of annual base salary ($458,609) for two years, payable not less frequently than in equal monthly installments following termination or, in the case of death, in a lump sum. In addition, if Mr. Krenek resigns or his employment is terminated for any reason, he may be paid for his unused vacation days. Mr. Krenek is currently entitled to 25 vacation days per year. The above table assumes that there is no earned but unpaid base salary or unpaid business expense reimbursements as of the time of termination.

(3)

Under our Incentive Compensation Plan, participants who cease to be employed by us before the end of a performance period due to death or disability are eligible to receive a bonus award that is prorated to the employment termination date but based upon the actual performance for the entire performance period. The actual bonus payment that Mr. Krenek would be entitled to receive upon his termination may be different from the estimated amount included in the above table, depending on the achievement of payment criteria under the Incentive Compensation Plan.

(4)

As of December 31, 2015, Mr. Krenek held 12,000 unvested SARs awarded prior to April 2015. Under his employment agreement, if his employment is terminated due to death, disability or termination without Cause or for Good Reason, his unvested SARs would accelerate and fully vest. All SARs held by Mr. Krenek have an exercise price greater than $21.10 (the closing price per share on December 31, 2015, as reported on the NYSE); as a result, the accelerated SARs were calculated as having a zero value.

(5)

The value of insurance continuation in the above table is the total cost of COBRA continuation coverage for Mr. Krenek for 24 months (which is the maximum period available under his employment agreement), maintaining his same levels of medical, dental and other insurance as in effect on December 31, 2015, less the amount of premiums to be paid by Mr. Krenek for such coverage.

(6)

Represents the amount payable pursuant to cash anti-dilution adjustments accrued under the terms of our Equity Plan based on unvested SAR awards outstanding, assuming all such awards become fully vested as of termination of employment.

(7)	Represents the maximum potential payment under this obligation.

David L. Roland Executive Benefits & Payments	Termination For Good Reason or Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)(1)	Change of Control ($)
Cash Severance (2)	—	—	—	—	—
Bonus (3)	—	156,000	—	—	—
SERP	7,522	7,522	7,522	7,522	—
Total	7,522	163,522	7,522	7,522	—

(1)	The above table does not include a scenario for termination due to retirement because, as of December 31, 2015, Mr. Roland was not yet retirement-eligible under our policies and plans.
(2)

If Mr. Roland resigns or his employment is terminated for any reason, he may be paid for his unused vacation days. Mr. Roland is currently entitled to 15 vacation days per year. The above table assumes that there is no earned but unpaid base salary or unpaid business expense reimbursements as of the time of termination.

(3)

Under our Incentive Compensation Plan, participants who cease to be employed by us before the end of a performance period due to death or disability are eligible to receive a bonus award that is prorated to the employment termination date but based upon the actual performance for the entire performance period. The actual bonus payment that Mr. Roland would be entitled to receive upon his termination may be different from the estimated amount included in the above table, depending on the achievement of payment criteria under the Incentive Compensation Plan.

Ronald Woll Executive Benefits & Payments	Termination For Good Reason or Without Cause ($)	Termination for Death or Disability ($)	Termination for Cause ($)	Other Voluntary Termination ($)(1)	Change of Control ($)
Cash Severance (2)	—	—	—	—	—
Bonus (3)	—	197,925	—	—	—
SERP	7,875	7,875	7,875	7,875	—
Total	7,875	205,800	7,875	7,875	—

(1)	The above table does not include a scenario for termination due to retirement because, as of December 31, 2015, Mr. Woll was not yet retirement-eligible under our policies and plans.
(2)

If Mr. Woll resigns or his employment is terminated for any reason, he may be paid for his unused vacation days. Mr. Woll is currently entitled to 15 vacation days per year. The above table assumes that there is no earned but unpaid base salary or unpaid business expense reimbursements as of the time of termination.

(3)

Under our Incentive Compensation Plan, participants who cease to be employed by us before the end of a performance period due to death or disability are eligible to receive a bonus award that is prorated to the employment termination date but based upon the actual performance for the entire performance period. The actual bonus payment that Mr. Woll would be entitled to receive upon his termination may be different from the estimated amount included in the above table, depending on the achievement of payment criteria under the Incentive Compensation Plan.

EQUITY PLAN

Our Equity Plan authorizes the issuance of awards including stock options, SARs, RSUs and other stock-based awards (including dividend equivalents) to acquire up to 7,500,000 shares of our common stock, of which 926,159 shares had been issued as of December 31, 2015. Stock options have a maximum term of 10 years, subject to earlier termination under certain conditions, and, unless otherwise specified at the time of the grant, vest in four equal, annual installments over four years. SARs have a maximum term of 10 years, subject to earlier termination under certain conditions, and vest as specified at the time of the grant. RSUs are contractual rights to receive shares of our common stock in the future if the applicable vesting conditions are met, which may include the passage of time, continued employment over a specified period and/or the attainment of specified performance targets over such period. During 2015, a total of 124,250 SARs and 322,805 RSUs were granted under our Equity Plan.

Equity Compensation Plan Information

The following table provides information regarding securities authorized for issuance under our equity compensation plans as of December 31, 2015, categorized by (i) equity compensation plans previously approved by our stockholders and (ii) equity compensation plans not previously approved by our stockholders. As indicated in the table, all of our equity compensation plans have been approved by our stockholders.

Plan Category	Number of securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	370,238	70.36	6,203,603
Equity compensation plans not approved by stockholders	—	—	—
Total	370,238	70.36	6,203,603

(1)

The number of shares included with respect to SARs granted under our Equity Plan is the number of shares of our common stock that would have been issued had the SARs been exercised, based on a price per share of our common stock of $21.10, which was the closing price per share on December 31, 2015, as reported on the NYSE. The number of shares included with respect to RSUs includes 355,970 shares of our common stock that would be issued under these awards outstanding at December 31, 2015 if the maximum level of performance is achieved under the awards. If actual performance falls below the maximum level of performance for these awards, fewer shares would be issued.

(2)	The weighted-average exercise price does not take into account RSUs because RSUs do not have an exercise price.

2015 Grants of Plan-Based Awards

The following table provides information regarding plan-based awards made to our named executive officers during 2015.

Name and Type of Equity Award	Grant Date	Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other SARs Awards: Number of Securities Underlying SARs (#)(3)	Exercise or Base Price of SAR Awards ($)(4)	Grant Date Fair Value of Stock and SARs Awards ($)(5)
			Maximum ($)(1)	Threshold (#)	Target (#)	Maximum (#)
Marc Edwards			2,500,000
RSUs	04/01/15	03/27/15		74,229	110,791	147,352			2,957,012

Lyndol Dew			473,349
RSUs	04/01/15	03/27/15		4,082	5,090	6,097			128,319
SARs	01/02/15	03/07/14					2,000	37.16	34,458

Gary T. Krenek			458,609
SARs	01/02/15	03/07/14					2,000	37.16	34,458

David L. Roland			390,000
RSUs	04/01/15	03/27/15		9,553	12,002	14,378			302,570
SARs	01/02/15	09/15/14					2,000	37.16	34,458

Ronald Woll			395,850
RSUs	04/01/15	03/27/15		13,327	16,618	19,908			418,940
SARs	01/02/15	07/11/14					2,000	37.16	34,458

(1)

These amounts represent the maximum awards allowable under our Incentive Compensation Plan for 2015, regardless of level of company performance. For our named executive officers other than Mr. Edwards, awards under our Incentive Compensation Plan are not subject to threshold or target amounts. Under separate terms approved by the Compensation Committee and contained in his employment agreement, Mr. Edwards participated in our Incentive Compensation Plan for 2015 with the potential to earn an incentive payment of $500,000 upon achievement of 50% of the company’s target performance goal, $1,500,000 upon achievement of 100% of the company’s target performance goal and a maximum of $2,500,000 upon achievement of 150% of more of the company’s target performance goal. Because award determinations under our Incentive Compensation Plan are based in part on outcomes of personal evaluations of employee performance and because the Compensation Committee retains the right to exercise negative discretion to reduce the amount of each incentive payment at its discretion, the computation of actual awards generated under the plan upon achievement of certain levels of company performance criteria may differ from the above amounts. For actual incentive amounts paid for 2015, see the “Non-Equity Incentive Plan Compensation” column in the 2015 Summary Compensation Table above. Please read “Compensation Discussion and Analysis—Cash Bonus Incentive Compensation Awards” for more information concerning awards under our Incentive Compensation Plan.

(2)

The amounts shown represent threshold, target and maximum awards of RSUs that could vest as determined pursuant to our Equity Plan and the applicable award agreement. RSUs awarded to Mr. Edwards during 2015 will cliff vest upon the attainment of the three-year financial performance goal specified in his award agreement, and RSUs awarded to the other named executive officers will either cliff vest upon the attainment of the same three-year financial performance goals or will vest upon the passage of time over a three-year period. In all cases, the RSUs are subject to forfeiture if the applicable vesting conditions are not met. The threshold value represents the lowest amount of performance RSUs that could vest based on partial achievement of the performance goal, although the minimum payout is zero and the Compensation Committee retains the right to exercise negative discretion to reduce the amount of the performance RSUs that would otherwise be eligible to vest. In addition, upon our payment of any cash dividend on our common stock prior to vesting, Mr. Edwards will be credited with a number of additional RSUs in respect of the award outstanding on the record date for such dividend in an amount equal to the aggregate dividend payable with respect to the shares subject to such award divided by the volume-weighted average price per share of our common stock on the NYSE for the 10 consecutive trading days immediately preceding such record date. Upon our payment of a special cash dividend on our common stock prior to vesting, the other named executive officers will be credited with a dollar amount equal to the special cash dividend multiplied by the total number of unvested RSUs that are outstanding on the record date for the dividend. Any dividend equivalent rights credited to the other named executive officers pursuant to the foregoing sentence are subject to the same vesting, payment and other terms, conditions and restrictions as the original RSUs to which they relate. All RSUs may be settled in cash or our common stock. See “Compensation Discussion and Analysis—Stock Based Awards.”

(3)

These amounts represent awards of SARs granted under our Equity Plan during 2015. The SARs we awarded in 2015 were approved in the first quarter of 2014 but granted in four quarterly increments over the course of the year, the first grant being in April 2014 and the last grant being in January 2015. These SARs vest with respect to 25% of the total number of securities underlying each grant on an annual basis commencing on the anniversary of the first grant date of the year after the applicable action date. Please read “Compensation Discussion and Analysis—Stock-Based Awards” for more information concerning awards under our Equity Plan.

(4)

The exercise prices were calculated in accordance with our Equity Plan by averaging the high and low sales prices of our common stock as traded on the NYSE on the trading day immediately preceding the grant date.

(5)

Represents the maximum fair value of each equity award recognizable in accordance with FASB ASC Topic 718 (based, with respect to RSUs, upon the probable outcome of performance conditions) and does not include any estimates of forfeitures for service-based vesting. See Note 4 to our audited consolidated financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K filed with the Commission on February 19, 2016.

Outstanding Equity Awards at Fiscal Year-End 2015

The following table shows information regarding awards granted to each of our named executive officers under our Equity Plan that were outstanding as of December 31, 2015.

	SAR Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised SARs (#) Exercisable	Number of Securities Underlying Unexercised SARs (#) Unexercisable	SAR Exercise Price ($)	SAR Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Marc Edwards	—	—	—	—	150,194	3,169,093

Lyndol Dew	625	—	92.67	04/27/2016	5,090	107,399
	313	—	83.44	07/03/2016
	313	—	71.87	10/02/2016
	313	—	79.77	12/31/2016
	1,000	—	81.42	04/02/2017
	1,500	—	101.97	07/02/2017
	1,500	—	114.21	10/01/2017
	2,000	—	144.44	12/31/2017
	2,000	—	117.36	04/01/2018
	2,000	—	140.54	07/01/2018
	2,000	—	103.02	10/01/2018
	1,500	—	59.19	12/31/2018
	2,000	—	64.51	04/01/2019
	2,000	—	83.57	07/01/2019
	2,000	—	95.61	10/01/2019
	2,000	—	99.55	12/31/2019
	2,000	—	87.65	04/01/2020
	2,000	—	61.79	07/01/2020
	2,000	—	68.52	10/01/2020
	2,000	—	64.94	12/01/2020
	2,000	—	78.90	04/01/2021
	2,000	—	70.38	07/01/2021
	2,000	—	55.64	10/01/2021
	2,000	—	60.13	12/01/2021
	1,500	500	66.68	04/02/2022
	1,500	500	59.19	07/02/2022
	1,500	500	66.04	10/01/2022
	1,500	500	68.17	12/03/2022
	1,000	1,000	69.71	04/01/2023
	1,000	1,000	68.62	07/01/2023
	1,000	1,000	62.31	10/01/2023
	1,000	1,000	56.55	01/02/2024
	500	1,500	48.36	04/01/2024
	500	1,500	49.57	07/01/2024
	500	1,500	34.54	10/01/2024
	500	1,500	37.16	01/02/2025

	SAR Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised SARs (#) Exercisable	Number of Securities Underlying Unexercised SARs (#) Unexercisable	SAR Exercise Price ($)	SAR Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gary T. Krenek	688	—	92.67	04/27/2016	—	—
	688	—	83.44	07/03/2016
	344	—	71.87	10/02/2016
	688	—	79.77	12/31/2016
	1,000	—	81.42	04/02/2017
	1,500	—	101.97	07/02/2017
	1,500	—	114.21	10/01/2017
	2,000	—	144.44	12/31/2017
	2,000	—	117.36	04/01/2018
	2,000	—	140.54	07/01/2018
	2,000	—	103.02	10/01/2018
	1,500	—	59.19	12/31/2018
	2,000	—	64.51	04/01/2019
	2,000	—	83.57	07/01/2019
	2,000	—	95.61	10/01/2019
	2,000	—	99.55	12/31/2019
	2,000	—	87.65	04/01/2020
	2,000	—	61.79	07/01/2020
	2,000	—	68.52	10/01/2020
	2,000	—	64.94	12/01/2020
	2,000	—	78.90	04/01/2021
	2,000	—	70.38	07/01/2021
	2,000	—	55.64	10/01/2021
	2,000	—	60.13	12/01/2021
	1,500	500	66.68	04/02/2022
	1,500	500	59.19	07/02/2022
	1,500	500	66.04	10/01/2022
	1,500	500	68.17	12/03/2022
	1,000	1,000	69.71	04/01/2023
	1,000	1,000	68.62	07/01/2023
	1,000	1,000	62.31	10/01/2023
	1,000	1,000	56.55	01/02/2024
	500	1,500	48.36	04/01/2024
	500	1,500	49.57	07/01/2024
	500	1,500	34.54	10/01/2024
	500	1,500	37.16	01/02/2025

David L. Roland	500	1,500	34.54	10/01/2024	12,002	253,242
	500	1,500	37.16	01/02/2025

Ronald Woll	500	1,500	34.54	10/01/2024	16,618	350,640
	500	1,500	37.16	01/02/2025

(1)

Each SAR granted to the named executive officers and reported above vests and becomes exercisable with respect to 25% of its underlying securities per year over the first four years of its term, and has or will commence vesting nine years prior to the first expiration date reported for SARs in the calendar year indicated above. Pursuant to his separation agreement signed in February 2016 in connection with his intended retirement from our company, all of Mr. Krenek’s unvested SARs will vest effective upon his resignation, which is scheduled to be effective on May 3, 2016. His vested SARs will then remain exercisable until the earlier of 90 days following Mr. Krenek’s resignation and the ten-year anniversary of the date of grant.

(2)

The number of RSUs was based on the target amount of the award and also includes RSUs credited to Mr. Edwards as a result of payment of cash dividends in respect of our common stock prior to vesting that were outstanding as of December 31, 2015. Pursuant to Commission rules, the market value of each executive’s unvested RSUs was calculated by multiplying the number of unvested RSUs by $21.10 (the closing price per share of our common stock on December 31, 2015, as reported on the NYSE). The 17,527 remaining earned RSUs awarded to Mr. Edwards on March 3, 2014 will vest on March 3, 2017, subject to the terms and conditions of the award certificate and assuming Mr. Edwards’ continued employment. In April 2015, Mr. Edwards was awarded a target number of 110,791 RSUs, which will cliff vest subject to our level of achievement towards a specified target of average ratio of Adjusted EBITDA to Adjusted Net PP&E (as such terms are defined above) for each of 2015, 2016 and 2017. The performance-vesting RSUs awarded to our other named executive officers in April 2015 are subject to cliff-vesting depending on the level of achievement against the financial performance goals during a three-year performance period, and the time-vesting RSUs awarded to our other named executive officers in April 2015 vest over a three-year period (half of the time-vesting RSUs vest on April 1, 2017 and half of the time-vesting RSUs vest on April 1, 2018). All of the RSUs are subject to forfeiture if the applicable vesting conditions are not met. See “Compensation Discussion and Analysis—Long-Term Stock-Based Awards” above.

2015 Option Exercises and Stock Vested

The following table sets forth certain information regarding the exercise of SARs and the vesting of RSUs by each of the named executive officers during 2015.

Name	SARs Awards		RSU Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Marc Edwards (2)	—	—	18,617	564,654
Lyndol L. Dew	—	—	—	—
Gary T. Krenek	—	—	—	—
David L. Roland	—	—	—	—
Ronald Woll	—	—	—	—

(1)	The values realized upon vesting of RSU awards contained in the table are based on the market value of our common stock on the date of vesting.
(2)

The value realized by Mr. Edwards on the vesting of his RSU award was calculated by multiplying 18,617 shares by $30.33 (the closing price per share of our common stock on the NYSE on his March 3, 2015 vesting date).

TRANSACTIONS WITH RELATED PERSONS

We have a written policy requiring that any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal stockholders or any of their immediate family members has had or will have a direct or indirect material interest, be reviewed and approved or ratified by our Audit Committee. All such transactions are to be submitted to our General Counsel for review and reported to our Audit Committee for its consideration. In each case, the Audit Committee will consider, in light of all of the facts and circumstances it deems relevant, whether the transaction is fair and reasonable to our company.

Transactions with Loews. Prior to the initial public offering of our common stock in October 1995, we were a wholly-owned subsidiary of Loews. In connection with the initial public offering, we entered into agreements with Loews pursuant to which Loews agreed to provide certain management, administrative and other services to us and certain other obligations were assumed by the parties. These agreements, which are described below, were not the result of arm’s length negotiations between the parties.

Services Agreement. We are party to a services agreement with Loews pursuant to which Loews performs certain administrative and technical services on our behalf. Such services include personnel, internal auditing, accounting and cash management services, in addition to advice and assistance with respect to preparation of tax returns and obtaining insurance. Under the services agreement, we are required to reimburse Loews for (i) allocated personnel costs (such as salaries, employee benefits and payroll taxes) of the Loews personnel actually providing such services and (ii) all out-of-pocket expenses related to the provision of such services on our behalf. The services agreement may be terminated by us with 30 days’ notice to Loews and may be terminated by Loews with six months’ notice to us. In addition, we have agreed to indemnify Loews for all claims and damages arising from the provision of services by Loews under the services agreement unless due to the gross negligence or willful misconduct of Loews. During 2015, we were charged $1.1 million by Loews for these support functions.

Registration Rights Agreement. Under a Registration Rights Agreement dated October 16, 1995, between us and Loews, we agreed to file, upon the request of Loews and subject to certain limitations, one or more registration statements under the Securities Act of 1933, as amended, subject to a maximum of two remaining requests, in order to permit Loews to offer and sell any of our common stock that Loews may hold. Under the agreement, Loews will bear the costs of any such registered offering, including any underwriting commissions relating to shares it sells in any such offering, any related transfer taxes and the costs of complying with non-U.S. securities laws, and any fees and expenses of separate counsel and accountants retained by Loews. Subject to certain conditions, we have also granted Loews the right to include its shares of our common stock in any registration statements covering offerings of our common stock by us, and we will pay all costs of such offerings other than underwriting commissions and transfer taxes attributable to the shares sold on behalf of Loews.

Transactions with Other Related Parties. From time to time, we hire marine vessels and helicopter transportation services at prevailing market rates from subsidiaries of SEACOR Holdings Inc. and, following its spinoff from SEACOR Holdings Inc. in January 2013, ERA Group Inc. Mr. Fabrikant, who is a member of our Board of Directors, is the Executive Chairman of the Board and CEO of SEACOR Holdings Inc. and the Non-Executive Chairman of the Board of ERA Group Inc. and is the beneficial owner of more than 5% of a class of outstanding voting securities of each company. During 2015, we paid $6.0 million for the hire of such vessels and such services.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal No. 2)

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP (D&T) to serve as our independent registered public accounting firm (independent auditors) for fiscal year 2016. Although it is not required to do so, our Board is submitting the selection of D&T for ratification by our stockholders at the Annual Meeting. If our stockholders do not ratify the selection of D&T, the Audit Committee will reconsider its selection. Regardless of the outcome of the vote, however, the Audit Committee at all times has the authority within its discretion to recommend and approve any appointment, retention or dismissal of our independent auditors.

We expect that representatives of D&T will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they so desire and to respond to appropriate questions from stockholders.

Audit Fees

D&T and its affiliates billed the following fees for professional services rendered to us and our subsidiaries for the years ended December 31, 2015 and 2014:

	2015	2014
Audit Fees (1)	$2,053,400	$1,852,500
Audit-Related Fees (2)	50,000	—
Tax Fees (3)	92,500	110,200
All Other Fees (4)	40,000	—
Total	$2,235,900	$1,962,700

(1)

Audit Fees include the aggregate fees and expenses for the audit of our annual financial statements and internal control over financial reporting, reviews of our quarterly financial statements and various statutory audits of our foreign subsidiaries.

(2)

Audit-Related Fees include the aggregate fees and expenses associated with the consent for our Registration Statement on Form S-8 filed with the Commission in December 2014 and our Registration Statement on Form S-3 filed with the Commission in March 2015.

(3)	Tax Fees include the aggregate fees and expenses for tax compliance and tax planning and consulting services.
(4)	All Other Fees include fees and expenses in connection with a vulnerability assessment of our information technology systems during 2015.

Auditor Engagement and Pre-Approval Policy

In order to assure the continued independence of our independent auditor, currently D&T, the Audit Committee has a policy requiring pre-approval of all audit and non-audit services performed by the independent auditor. Under this policy, the Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by D&T, subject to maximum dollar limitations. All other engagements for services which may be provided by D&T must be specifically pre-approved by the Audit Committee, or a designated committee member to whom this authority has been delegated. Since its adoption of this policy, the Audit Committee or its designee has pre-approved all engagements by us and our subsidiaries for services of D&T, including the terms and fees thereof, and concluded that such engagements were compatible with the continued independence of D&T in serving as our independent auditor.

Our Board of Directors recommends a vote FOR Proposal No. 2.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal No. 3)

As required by Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as we have described it in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. This advisory vote is sometimes referred to as “say-on-pay.”

At our 2011 annual meeting of stockholders, our stockholders approved, on an advisory basis, holding an advisory vote on the compensation of our named executive officers each year. In light of this result, and because our Board of Directors believes that an annual say-on-pay vote allows our stockholders to provide input on our compensation policies and programs on a regular basis, our Board determined that an advisory vote on the compensation of our named executive officers will be conducted every year. Presently, under Commission rules, we are not required to hold another say-on-frequency vote again until our 2017 annual meeting of stockholders.

While this say-on-pay advisory vote is not binding on our company, management and the Compensation Committee will review the voting results for purposes of obtaining information regarding investor sentiment about our executive compensation philosophy, policies and practices. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the negative votes, and consider them in making decisions about our executive compensation program in the future. At our 2015 Annual Meeting, our stockholders approved our non-binding advisory vote on the compensation of our named executive officers, with more than 86% of the votes cast on the proposal voting in favor of its approval.

We believe that the information we have provided within this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. As described above in detail under the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, our compensation program reflects a balance of short-term incentives (including performance-based cash bonus awards) and long-term incentives (including performance equity awards that are subject to vesting after a 3-year period) that are designed to support our long-term business strategies and drive creation of stockholder value. We believe that our program is (i) aligned with the competitive market for talent, (ii) sensitive to our financial performance and (iii) oriented to long-term incentives, in order to maintain and improve our long-term profitability. We believe our program delivers reasonable pay that is strongly linked to our performance over time and rewards sustained performance that is aligned with long-term stockholder interests. Our executive compensation program is also designed to attract and to retain highly-talented executive officers who are critical to the successful implementation of our company’s strategic business plan.

We routinely evaluate the individual elements of our compensation program in light of market conditions and governance requirements and make changes as appropriate for our business. For example, for 2015 we froze base salaries for most company employees, including our named executive officers, and in 2015 we implemented a performance-based RSU program for senior-level employees in lieu of the company’s historical time-vesting SARs program. We are continuously seeking to improve our executive compensation program and align our program with stockholder interests. We believe that our executive compensation program continues to drive and promote superior financial performance for our company and our stockholders over the long term through a variety of business conditions.

Accordingly, our Board of Directors strongly endorses the company’s executive compensation program and recommends a vote FOR the following resolution:

RESOLVED, that the compensation paid to our company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved on an advisory basis.

SOLICITATION EXPENSES

We will bear the cost of preparing, printing and mailing Notices, this proxy statement and the accompanying proxy card and of this solicitation of proxies on behalf of our Board of Directors. In addition to solicitation by mail, we may solicit proxies personally, by telephone or other means. We intend to request brokerage houses, custodians, nominees and others who hold our common stock in their names to solicit proxies from the persons who beneficially own such stock and we will reimburse these brokerage houses, custodians, nominees and others for the reasonable costs of sending the proxy materials to the beneficial owners of our common stock.

COMMUNICATIONS WITH DIAMOND OFFSHORE AND OTHERS

Stockholders and other interested parties may communicate directly with our Lead Director, other non-management directors or our Board as a whole by writing to Diamond Offshore, 15415 Katy Freeway, Suite 100, Houston, Texas 77094, Attention: Corporate Secretary. Stockholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Inquiries sent by mail will be reviewed by our Corporate Secretary and, if they pertain to the functions of the Board or Board committees or if the Corporate Secretary otherwise determines that they should be brought to the intended recipient’s attention, they will be forwarded to the intended recipient. Concerns relating to accounting, internal controls, auditing or compliance matters will be brought to the attention of our Audit Committee and handled in accordance with procedures established by the Audit Committee.

Our Corporate Secretary’s review of these communications will be performed with a view that the integrity of this process be preserved. For example, items that are unrelated to the duties and responsibilities of the Board, such as personal employee complaints, resumes and other forms of job inquiries, surveys, service complaints, requests for donations, business solicitations or advertisements, will not be forwarded to the directors. In addition, material that is considered to be hostile, threatening, illegal or similarly unsuitable will not be forwarded. Except for these types of items, the Corporate Secretary will promptly forward written communications to the intended recipient. Within the above guidelines, our Independent Directors have granted the Corporate Secretary discretion to decide what correspondence should be shared with the company’s management and Independent Directors.

Stockholder proposals intended for inclusion in the proxy statement to be issued in connection with our 2017 annual meeting of stockholders must be addressed to: Diamond Offshore, 15415 Katy Freeway, Suite 100, Houston, Texas 77094, Attention: Corporate Secretary, and must be received no later than December 1, 2016.

Stockholder proposals submitted outside of the Commission’s procedures for including such proposals in our proxy statement must be mailed or delivered to the attention of the Corporate Secretary at the address above and must be received by our Corporate Secretary no later than February 16, 2017. If a proposal is received after that date, our proxy for the 2017 annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2017 annual meeting of stockholders.

OTHER MATTERS

While management has no reason to believe that any other business will be presented, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors

DAVID L. ROLAND
Senior Vice President, General Counsel and Secretary

DIAMOND OFFSHORE DRILLING, INC. 15415 KATY FREEWAY HOUSTON, TX 77094
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E06999-P77001            KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DIAMOND OFFSHORE DRILLING, INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		For	Against	Abstain

	1a.	James S. Tisch	☐	☐	☐

	1b.	Marc Edwards	☐	☐	☐

	1c.	John R. Bolton	☐	☐	☐

	1d.	Charles L. Fabrikant	☐	☐	☐

	1e.	Paul G. Gaffney II	☐	☐	☐

	1f.	Edward Grebow	☐	☐	☐

	1g.	Herbert C. Hofmann	☐	☐	☐

	1h.	Kenneth I. Siegel	☐	☐	☐

	1i.	Clifford M. Sobel	☐	☐	☐

	1j.	Andrew H. Tisch	☐	☐	☐

	1k.	Raymond S. Troubh	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as the independent auditors for our Company and its subsidiaries for fiscal year 2016.	☐	☐	☐

3.	To approve, on an advisory basis, executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E07000-P77001

DIAMOND OFFSHORE DRILLING, INC.

This proxy is solicited on behalf of the Board of Directors

for the 2016 Annual Meeting of Stockholders

on May 17, 2016

The undersigned hereby appoints Marc Edwards and David L. Roland, and either of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the 2016 Annual Meeting of Stockholders of Diamond Offshore Drilling, Inc. (the “Company”) to be held at the offices of Loews Corporation, 667 Madison Avenue, New York, New York 10065 at 8:30 a.m. local time, and at any adjournments or postponements of said meeting, and to vote at such meeting the shares of stock the undersigned held of record on the books of the Company on the record date for the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors, and in accordance with the discretion of the persons designated above, with respect to any other business that may properly come before the meeting.

Continued and to be signed on reverse